UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 10, 2022
_________________________________________________________________________________________
Dear Stockholder:
You are cordially invited to attend the fiscal year 2023 Annual Meeting of Stockholders (the “Annual Meeting” or “Fiscal Year 2023 Annual Meeting”) of LifeVantage Corporation, a Delaware corporation. The meeting will be held at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 on November 10, 2022 at 1:00 P.M. Mountain Time, for the following purposes:
1.To elect seven directors to hold office for a one-year term expiring at our fiscal year 2024 Annual Meeting of Stockholders or until their respective successors are elected and qualified;
2.To approve, on an advisory basis, a resolution approving the compensation of our named executive officers;
3.To ratify the appointment of WSRP, LLC as our independent registered public accounting firm for our fiscal year ending June 30, 2023;
4.To approve an amendment to the 2017 Long-Term Incentive Plan; and
5.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.
Our board of directors has fixed September 16, 2022, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our stockholders on or about September 30, 2022. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites stockholders’ receipt of proxy materials, lowers our costs associated with the Annual Meeting and reduces the environmental impact of our Annual Meeting.
Whether or not you expect to attend the meeting, your vote is very important. We encourage you to submit your proxy as soon as possible (i) by accessing the Internet site; (ii) by calling the toll-free number described in the proxy materials; or (iii) by signing, dating and returning a paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for your ongoing support and continued interest in LifeVantage Corporation. We look forward to seeing you at the Annual Meeting.

Lehi, Utah	By Order of our Board of Directors
September 30, 2022	/s/ Steven R. Fife
Steven R. Fife
President and Chief Executive Officer

IMPORTANT NOTICE RELATED TO COVID-19 AND POTENTIAL VIRTUAL MEETING: Although we currently intend to hold our Annual Meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our Annual Meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the Annual Meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.lifevantage.com under “Investor Relations” one week prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 10, 2022:
This notice, the accompanying proxy statement, and annual report to stockholders are available at
https://lifevantage.gcs-web.com/financial-information/sec-filings

LifeVantage Corporation
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 10, 2022
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to stockholders of LifeVantage Corporation, a Delaware corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal year 2023 Annual Meeting of Stockholders (the “Annual Meeting” or the “Fiscal Year 2023 Annual Meeting”) of LifeVantage to be held on November 10, 2022, at 1:00 P.M. Mountain Time, at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, “fiscal year 2023” refers to the twelve-month period from July 1, 2022 through June 30, 2023.
Why am I receiving these materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on September 16, 2022 (the “Record Date”). Our board of directors is soliciting your proxy to vote your shares at the Annual Meeting on the matters to be considered at that meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy card are being made available to you on or about September 30, 2022. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Where and when is the Annual Meeting?
The fiscal year 2023 Annual Meeting of Stockholders of LifeVantage will take place on November 10, 2022, at 1:00 P.M. Mountain Time at our offices located at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.
Important Notice Related to COVID-19 and Potential Virtual Meeting: Although we currently intend to hold our Annual Meeting in person, we are sensitive to the public health and travel concerns stockholders may have and the protocols that federal, state, and local governments have and may impose in light of the difficulties related to COVID-19. In the event we determine that we need to conduct our Annual Meeting by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the Annual Meeting via the filing of additional soliciting materials with the Securities and Exchange Commission and via our website. Please check our website at www.lifevantage.com under “Investor Relations” one week prior to the Annual Meeting.
What am I voting on?
The following matters are scheduled to be voted on by stockholders at the Annual Meeting:
•the election of seven directors to our board of directors;
•the approval of a non-binding, advisory resolution approving the compensation of our named executive officers (commonly referred to as a “Say-On-Pay”);
•the ratification of the selection of the appointment of WSRP, LLC as our independent registered accounting firm for our fiscal year ending June 30, 2023; and
•an amendment to the 2017 Long-Term Incentive Plan.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on September 16, 2022, the record date, will be entitled to vote at the Annual Meeting. As of the record date, we had approximately 12,560,035 shares of common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible by (i) accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if applicable, signing, dating and returning a proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.
•Voting Your Proxy by Mail. You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.
•Voting on the Internet. To vote on the Internet, access http://www.proxyvote.com and follow the on-screen instructions.
•Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.
•Voting in Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received voting instructions from that organization rather than from us. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. With respect to the election of directors, in an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NYSE Stock Exchange (“NYSE rules”) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the Annual Meeting that is considered a “routine” matter under the rules and interpretations of the NYSE rules with respect to broker non-votes.

How many votes are needed to approve each proposal?
•In an uncontested election, directors are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares through a broker, bank, trust, or other nominee and you do not instruct the broker, bank, trustee, or nominee on how to vote on this proposal, your broker, bank, trustee, or nominee will not have authority to vote your shares.  Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against any director nominee, and therefore will not have any effect on the outcome of this proposal.
We have also implemented a policy for director resignations, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see “Proposal One-Election of Directors”.
•The non-binding advisory resolutions approving the compensation of our named executive officers will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our board of directors and the compensation committee in making decisions affecting executive compensation.
•The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2023 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and any broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.
•The amendment to the 2017 Long-Term Incentive Plan will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.
What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, your shares are likely registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy card with a later date;
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043; or
•You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all seven nominees for director and “FOR” Proposals 2, 3 and 4, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using their best judgment.
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by stockholders present at the meeting in person or by proxy. As of the record date, we had approximately 12,560,035 shares of common stock outstanding and entitled to vote. Thus, at least 6,280,018 shares of common stock must be represented by stockholders present at the meeting in person or by proxy to constitute a quorum.
Your shares will be counted towards the quorum if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also engaged Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 (“Morrow”) to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of approximately $8,000 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are stockholder proposals due for next year’s annual meeting?
Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.
Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal year 2024 Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 and must be received by us no later than June 2, 2023, and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for stockholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Stockholder Proposals for Presentation at Next Year’s Annual Meeting.
If a stockholder wishes to present a proposal, including a director nomination, at our fiscal year 2024 Annual Meeting of Stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043 not less than 90 days, or August 12, 2023, nor more than 120 days, or July 13, 2023, prior to the first anniversary of the date of the fiscal year 2024 Annual Meeting, except that if the fiscal year 2024 Annual Meeting date is changed by more than 30 days from the anniversary date of the fiscal year 2023 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the anniversary date of the fiscal year 2023 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the anniversary date of the fiscal year 2023 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal year 2024 Annual Meeting date. If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our fiscal year 2024 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at https://lifevantage.gcs-web.com/financial-information/sec-filings, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE STOCKHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSALS 2 AND 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following seven individuals: Michael A. Beindorff, Erin Brockovich, Steven R. Fife, Raymond B. Greer, Cynthia Latham, Darwin K. Lewis and Garry Mauro. Each of these individuals will be standing for election at our Annual Meeting. Currently, the authorized size of the board is seven directors, comprised of the seven individuals listed above.
Each director elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.
We encourage nominees for director to attend the Annual Meeting. All of the nominees for election as a director at last year’s annual meeting of stockholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the nominees for election as director at the Annual Meeting as of the record date:

Name	Age	Position with Company
Mr. Michael A. Beindorff	70	Independent Director
Ms. Erin Brockovich	62	Independent Director
Mr. Steven R. Fife	62	President, Chief Executive Officer, and Director
Mr. Raymond B. Greer	59	Independent Director
Ms. Cynthia Latham	64	Independent Director
Mr. Darwin K. Lewis	63	Independent Director
Mr. Garry Mauro	74	Chairman, Independent Director
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. He is an accomplished leader and board director with diverse experience in transformational leadership, public, private and not for profit board service, general management, strategic planning, digital transformation, marketing, and branding and operations across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy and private investment entity, a position he has held since 2008. He has also served on the boards of The World Poker Tour (WPTE), the California Higher Education Loan Authority and PlanetRx.com (PLRX), among other board and advisory roles. From 2004 to 2008, he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experience. From 2002 to 2004, he served as Principal and President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002, he served first as President and COO and then as Chairman and Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999, he served as Executive Vice President of Marketing, Operations and Product Management for VISA. Previously, he held various positions leading global advertising, marketing and brand management for Rhodes Furniture (1993 to 1995) and The Coca-Cola Company (1978 to 1993). Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Goizueta Business School at Emory University.
MS. ERIN BROCKOVICH. Ms. Brockovich has been an independent member of our board of directors since May 2019. Ms. Brockovich has had over 35 years of diverse legal and business successes both domestic and global. Since 1996, Ms. Brockovich has served as President of Brockovich Research & Consulting, where she currently consults with three national law firms and is involved in numerous environmental projects worldwide. Additionally, Ms. Brockovich has provided assistance with ground water contamination in every state of the United States, Australia and other countries. In addition to releasing her book, Superman’s Not Coming, Ms. Brockovich worked as Executive Producer on the Rebel television series for ABC and produces a weekly newsletter titled The Brockovich Report. She holds a Letter of Humane from Loyola University and an Honorary Juris Doctor from Lewis and Clark College. Ms. Brockovich grew up in a family of athletes and herbal/nutrition advocates. Her love of nutrition, the legal world and making a difference for women inform her goal of leaving her imprint wherever she can. Ms. Brockovich’s brings to our board of directors experience in legal matters and health and wellness advocacy and the ability to move health-related issues.
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017, as our Interim President and Chief Executive Officer in September 2020, and as our President and Chief Executive Officer and member of our board of directors in February 2021. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies and JDS Uniphase. Mr. Fife began his career at Deloitte & Touche and is a Certified Public Accountant (active). Mr. Fife also serves on the board of directors for LifeVantage Legacy, Inc.. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MR. RAYMOND B. GREER. Mr. Greer has been an independent member of our board of directors since February 2017. Mr. Greer has over 35 years of technology and supply chain experience. Mr. Greer is currently an Operating Partner for Welsh Carson Anderson & Stowe focused on Supply Chain technology investments. Previously he served as the Chief Executive Officer of Omnitracs, LLC, a Vista Equity backed provider of innovative software and SaaS fleet management solutions serving the transportation sector from February 2018 to July 2021. Prior to that, from February 2011 to February 2018, Mr. Greer served as the President of BNSF Logistics, LLC, which is an international third-party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From 2010 to 2018, Mr. Greer served as a director of DCT Industrial Trust, an industrial REIT. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University. Mr. Greer brings to our board of directors deep experience in international logistics, supply chain management and technology.
MS. CYNTHIA LATHAM. Ms. Latham has been an independent member of our board of directors since February 2022.  Ms. Latham brings more than 35 years of experience in direct selling, marketing and new product development and was recognized in 2017 as CMO of the Year by the Phoenix Business Journal for spearheading efforts to drive double digit revenue growth at Plexus Worldwide. She currently serves as President of Latham Consulting Services, a marketing consulting firm specializing in driving revenues through direct selling, new product development, and strategic market planning and has been in that role since February 2014.  From February 2016 to April 2018, she served as Chief Marketing Officer at Plexus Worldwide, a direct selling company, where she led the full rebranding of the company, built an award-winning marketing, research and development organization and drove significant revenue growth. From May 1996 to February 2014, she worked at Shaklee Corporation, a manufacturer and distributor of natural supplements and beauty and household products and was promoted to Senior Vice President of Marketing in 2004. During her tenure, she was responsible for marketing, new product development, research and development, corporate branding, market research, creative services, business development, and environmental and sustainability initiatives.    From June 1993 to April 1996, she was Vice President of Marketing at the direct selling company, Quorum International, where she launched one of the first at-home skin care treatment devices in the U.S.    She also created and launched new product categories that generated 40% of the business within six months of launch.  Ms. Latham has contributed to multiple product patents, has her Bachelor of Arts degree with honors from Carleton College and her Master of Business Administration from St. Thomas University.  Ms. Latham brings to our board of directors extensive experience in direct selling, marketing and new product development.

MR. DARWIN K. LEWIS. Mr. Lewis has been an independent member of our board of directors since February 2017. In February 2018, Mr. Lewis retired from a career at SC Johnson & Son, Inc., a global consumer packaged goods company that he joined in 1981. During his career there, he held a number of sales, marketing, acquisition and general manager positions both domestically and abroad. From July 2015 until his retirement, Mr. Lewis served as the Senior Vice President-Global Sales and Chief Customer Officer at SC Johnson. Prior to that, Mr. Lewis’ roles at SC Johnson included Senior Vice President of North American Sales and Chief Customer Officer (from November 2008 to June 2015), Vice President, Group General Manager in Greater China (from 2005 to 2008), Vice President of North American Sales (from 2000 to 2004), and President and General Manager over SCJ Canada (From 1997 to 2000). Prior to 1997, Mr. Lewis served in various other roles at SC Johnson including National Director of Special Business, Division Sales Director over the Midwest Division, Marketing Associate, Sales Director, Director of Trade Marketing and Area Manager and Division Sales Director. Mr. Lewis received his Masters of Business Administration from the University of Colorado and his Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Lewis brings to our board of directors extensive experience in managing sales and international operations in a global consumer goods business.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro is currently a practicing attorney in Texas and the District of Columbia. He is also a licensed stockbroker. He has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General

Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board For Lease, the Texas Department of Corrections Board For Lease, the Permanent University Fund Board For Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
Required Vote
Under our Certificate of Incorporation and our Amended and Restated Bylaws, in an uncontested election, the directors are elected by a majority of the votes cast in person or by proxy at the Annual Meeting assuming a quorum is present.  This means that the number of shares voted “FOR” a nominee for election as director must exceed the number of votes cast “AGAINST” that director nominee.  If you hold your shares in street name and you do not instruct the broker, bank, trustee or nominee on how to vote on this proposal, they will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be voted for or against the election of any director nominee, and so will not have any effect on the outcome of this proposal.
We have also implemented a majority voting policy for director resignations, which is applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. We expect each director nominated for reelection to tender his or her written irrevocable, conditional resignation to our Chairman of the Board that will be effective only upon both (i) the failure to receive the required vote at the Annual Meeting and (ii) Board acceptance of such resignation. If a director nominee fails to receive the required vote for reelection, our nominating and corporate governance committee (other than such director) will act on an expedited basis to determine whether to accept the director’s irrevocable, conditional resignation, and it will submit such recommendation for prompt consideration by the Board. The nominating and corporate governance committee and members of the Board (other than such director) may consider any factors they deem relevant in deciding whether to accept a director’s resignation. This policy does not apply in circumstances involving contested director elections.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADVISORY VOTE AS TO OUR EXECUTIVE COMPENSATION
In accordance with SEC rules, we are requesting stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-On-Pay” proposal.
The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders may express their views on the design and effectiveness of our executive compensation programs by voting on this proposal. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value and to ensure that total compensation is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis,” the accompanying compensation tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2022 compensation of our named executive officers.
Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”
This Say-On-Pay vote is advisory, and therefore not binding on our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the voting results for this proposal in making future compensation decisions.
Required Vote
The non-binding advisory resolution will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2023,and has further directed that the selection of such firm be submitted to our stockholders for ratification.
Stockholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our stockholders as a matter of good corporate governance. If our stockholders do not vote on an advisory basis in favor of the ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2023, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for stockholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
We expect representatives of WSRP, LLC to be present at the Annual Meeting and they will have the opportunity to make a statement at the Annual Meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by WSRP, LLC are described in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2023 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF WSRP, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4 - APPROVAL OF AN AMENDMENT TO
THE 2017 LONG-TERM INCENTIVE PLAN
Our board of directors is recommending that our stockholders approve an amendment to our 2017 Long-Term Incentive Plan (“2017 Plan”) to (i) increase the number of shares of our common stock that are available for issuance under the 2017 Plan by 1,052,000 shares, (ii) amend the share recycling provisions pursuant to which shares subject to previously granted equity awards may again become available for grants under the 2017 Plan and (iii) amend the vesting acceleration provisions applicable to equity awards upon a change in control. If the amendment is approved by stockholders, the maximum number of shares available for issuance under the 2017 Plan would increase from 2,915,000 to 3,967,000 (which includes 475,000 shares previously reserved for issuance under our 2010 Long-Term Incentive Plan that have become available under the 2017 Plan). Our board of directors approved the amendment on September 19, 2022 (the “Amendment”), subject to stockholder approval.
As of September 16, 2022, the record date for our fiscal year 2023 Annual Meeting of Stockholders, there were awards with respect to 71,500 option shares and 1,084,575 shares of restricted stock and restricted stock units outstanding under the 2017 Plan, assuming at-target achievement of outstanding performance-based awards. As of September 16, 2022, the number of shares available for grant under the 2017 Plan was 55,572 shares, if we assume that all performance-based restricted stock units vest at 200% of target (maximum performance achievement), or 421,796 shares if we assume target (100%) achievement level. The fair market value of a share of our common stock (as determined by the closing price quoted on the Nasdaq on such date) was $3.84.
Our board of directors believes the proposed share increase is necessary to the long-term health of our company in order to support the effectiveness of our executive and director compensation programs. We provide long-term incentives to our executives, employees, advisors and directors in the form of equity compensation, which we believe aligns their interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified service providers.
Having an adequate number of shares available for future grants is necessary to promote our long-term success and the creation of stockholder value by:
•Enabling us to continue to attract and retain the services of key employees and other service providers who would be eligible to receive grants;
•Aligning participants' interests with stockholders' interests through incentives that are based upon the performance of our common stock;
•Motivating participants, through equity incentive awards, to achieve long-term growth in the company's business, in addition to short-term financial performance; and
•Providing a long-term equity incentive program that is competitive as compared to other companies with who we compete for talent.
The proposed share increase is intended to provide us with an equity pool that will last for 2 years (fiscal year 2023 through fiscal year 2024 award cycles).
Expected grant requirements for the next two award cycles were estimated based on historic and projected future burn rates; however, circumstances such as a significant change in our stock price or employee turnover could cause the share reserve to be used more quickly or slowly.
Currently, the shares available for issuance and number of awards outstanding as a percentage of the Company’s common stock outstanding as of September 16, 2022 is 12.7%. The awards outstanding include awards outstanding under our 2010 Long-Term Incentive Plan (“2010 Plan”) and 2017 Plan. If this proposal is approved by our stockholders, the potential additional dilution to stockholders would increase by 8.4% to 21.1%. Our board of directors believes that the number of additional shares being requested represents a reasonable amount of potential equity dilution and will enable us to continue promoting long-term success and stockholder value creation through equity compensation vehicles.
The approximate impact of the requested share reserve for the 2017 Plan on stockholder dilution is shown in the below table (the below figures are a percentage of our outstanding shares as of September 16, 2022, the record date of our fiscal year 2023 Annual Meeting of Stockholders) and include outstanding awards under our 2010 Plan and 2017 Plan:

Dilutive effect of new reserve shares under the 2017 Plan	8.4%
Total potential dilution (including currently outstanding equity compensation awards)	21.1%
Of note, the previously awarded and anticipated grants of performance-based restricted stock units are reserved in the equity count and dilution calculation at the potential achievement level of 200% of the target shares issued.

The complete text of the 2017 Plan, as proposed to be amended, is attached as Annex A to this proxy statement. Stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to the complete text of the 2017 Plan. If there is any inconsistency between the description of the 2017 Plan included in this proxy statement and the terms of the 2017 Plan, the terms of the 2017 Plan shall govern.
Key features of the 2017 Plan as proposed to be amended, include:
•Equity Awards must be granted with a vesting period of at least one year;
•Individual annual limits for cash award maximum value at $1,000,000;
•Prohibition on issuance of discounted options/SARS;
•Prohibition on repricing and cash buyouts;
•Prohibition on dividend payments on unvested shares; and
•Shares used to pay the exercise price of an option or stock appreciation right granted under either the 2017 Plan or the 2010 Plan, or to satisfy tax withholding obligations for an option or stock appreciation right granted under the 2017 Plan or the 2010 Plan will not become available for future grant under the 2017 Plan.
Description of the 2017 Plan
On December 6, 2016, our board of directors approved the 2017 Plan, which was subsequently approved by our stockholders at our fiscal year 2017 Annual Stockholders Meeting. The 2017 Plan permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
General Plan Administration
Eligibility to Receive Awards. Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2017 Plan. The compensation committee determines, in its discretion, the eligible persons who will be granted awards under the 2017 Plan. As of September 16, 2022, approximately 45 employees (including each of our executive officers) and each of our non-employee directors were eligible to participate in the 2017 Plan.
Administration of the 2017 Plan. Our board of directors has determined that its compensation committee will administer the 2017 Plan. Subject to the terms of the 2017 Plan, the compensation committee has the sole discretion, among other things, to:
•select the individuals who will receive awards;
•determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule);
•correct any defect, supply any omission, or reconcile any inconsistency in the 2017 Plan or any award agreement;
•accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate; and
•interpret the provisions of the 2017 Plan and outstanding awards.
The compensation committee may also use the 2017 Plan to issue shares under other plans or sub-plans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards are subject to our recoupment policy which we adopted in November 2020. We will indemnify the members of our board of directors, the compensation committee and their delegates to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2017 Plan.
Shares Available for Issuance

Subject to the adjustment provisions in the 2017 Plan, our stockholders are being asked to approve an increase in the number of shares available under the 2017 Plan of 1,052,000, such that the maximum number of shares available for issuance under the 2017 Plan is 3,967,000, which includes 475,000 shares previously reserved for issuance under the 2010 Plan that have become available for grant under the 2017 Plan.
If an equity award granted under the 2017 Plan is forfeited or terminated for any reason other than being exercised, then the shares subject to that award will become available for future grant under the 2017 Plan. Prior to the proposed amendment to the 2017 Plan, if a stock appreciation right was exercised or a stock unit award settled in shares, only the actual shares issued in settlement of such award would reduce the number of shares available under the 2017 Plan. Additionally, if shares were surrendered by a participant or withheld by the company to pay the exercise price of the award or satisfy any withholding tax obligation with respect to an award, such shares would become available for future grant under the 2017 Plan.
Following the proposed amendment to the 2017 Plan, if approved by stockholders, the following shares will no longer become available again for grant under the 2017 Plan: (i) shares delivered to the company to pay the exercise price of an option (including options granted under the 2010 Plan) or withheld by the company to satisfy the tax withholding obligation with respect to an option or stock appreciation right (including an option or stock appreciation right granted under the 2010 Plan); (ii) shares subject to a stock appreciation right that are not issued in connection with the settlement or exercise, as applicable, of such right; and (iii) shares purchased on the open market with cash proceeds from the exercise of an option. Accordingly, only the following shares will again become available for grant under the 2017 Plan: (i) shares subject to an award that is forfeited or terminated for any reason other than being exercised; (ii) shares subject to a stock unit award that are not issued in settlement of such award; and (iii) shares surrendered by a participant or withheld by the company to satisfy any withholding tax obligation with respect to an award other than an option or stock appreciation right.
In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2017 Plan and subject to each award, along with any exercise prices and repurchase prices, as well as the number and class of shares available for issuance under the 2017 Plan, shall each be equitably and proportionately adjusted by the compensation committee.
Types of Awards
Awards issued under the 2017 Plan will be evidenced by a written agreement entered into between our company and the participant. Such agreements will recite the specific terms and conditions of the award.
Stock Options. A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The compensation committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of our common stock on the date of grant of the stock option.
Stock options granted under the 2017 Plan may be either incentive stock options, or “ISOs,” or non-statutory stock options, or “NSOs.” As required by the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, ISOs are subject to various limitations. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant and the ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2017 Plan, as proposed to be amended, provides that no more than 3,967,000 shares may be issued pursuant to the exercise of ISOs, subject to the 2017 Plan's share recycling provision.
A stock option granted under the 2017 Plan cannot be exercised until it becomes vested. The compensation committee establishes the vesting schedule of each stock option at the time of grant, subject to the minimum vesting requirement described below. The maximum term life for stock options granted under the 2017 Plan may not exceed 10 years from the date of grant.
The exercise price of each stock option granted under the 2017 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the compensation committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.
Stock Appreciation Rights. A stock appreciation right, or “SAR,” is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares of common stock on the date of the SAR’s exercise over the fair market value of the shares of common stock covered by the exercised portion of the SAR on the date of grant. The compensation committee determines the terms of SARs including the exercise price (provided that such per share exercise price cannot be less than the fair market value of our common stock on the date of grant), the vesting and the term of the SAR, subject to the minimum vesting requirement described below. The maximum term life for SARs granted under the 2017 Plan may not exceed 10 years from the date of grant. The compensation committee may determine that a SAR will only be exercisable if our company satisfies performance goals established by the compensation committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine.
Restricted Stock. Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the compensation committee. The compensation committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the compensation committee may impose whatever conditions to vesting as it determines to be appropriate, subject to the minimum vesting requirement described below. For example, the compensation committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the compensation committee.
Stock Units. Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The compensation committee will determine all of the terms and conditions of an award of stock units, including the vesting period, subject to the minimum vesting requirement described below. Upon each vesting date of a stock unit, the holder thereof will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The compensation committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the compensation committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine. Settlement of stock units will generally occur within 30 days of vesting unless the participant has timely elected to defer such compensation.
Cash Awards. We may also award cash-based performance bonus opportunities to participants under the 2017 Plan. Such awards will be (i) payable in cash and (ii) paid based on achievement of performance goal(s) applying the performance criteria specified below.
Performance Goals and Annual Grant Limits. The 2017 Plan specifies performance goals that the compensation committee could include in awards, which goals were originally included in the 2017 Plan in order to qualify certain awards granted hereunder as “performance-based compensation” under Code Section 162(m) for purposes of maximizing our corporate tax deduction of amounts paid to our executive officers. With the Tax Cuts and Jobs Act of 2017, the ability to structure future awards as qualifying performance-based compensation was eliminated. The performance goal criteria included in the 2017 Plan are:

operating income	earnings before interest, taxes, depreciation and amortization	earnings
cash flow	market share	sales or revenue, including with respect to a particular product, business line, geography or market
expenses	cost of goods sold	profit/loss or profit margin
working capital	return on equity or assets or investment	earnings per share
economic value added	stock price including without limitation total stockholder return	price/earnings ratio
debt or debt-to-equity	accounts receivable	write-offs
cash	assets	liquidity
operations	research or related milestones	business development
intellectual property	product development	regulatory activity
information technology	financings	product quality control
management	human resources	corporate governance
compliance program	legal matters	internal controls
policies and procedures	accounting and reporting	strategic alliances, licensing and partnering
site, plant or building development	corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures	customer satisfaction
capital expenditures	Company advancement milestones
The 2017 Plan imposes certain annual grant limits on awards, which limits were intended to permit plan awards to qualify as performance-based compensation under Code Section 162(m) prior to the amendment of that section in 2017. No individual employee may be granted awards covering more than 300,000 shares subject to each type of equity award specified under the 2017 Plan (stock options, SARs, restricted stock awards and stock units) during a single fiscal year, with such number doubled in the year in which the employee is, as applicable, first hired or promoted to a position such that their compensation would be subject to the deduction limitation imposed by Code Section 162(m). In addition, no individual employee may be granted awards covering more than 600,000 shares during any single fiscal year.
In addition, the fiscal year-based annual limit on the value of cash awards granted under the 2017 Plan to any individual employee is $5,000,000.

It is within the committee’s authority to award or grant compensation under the 2017 Plan that may not be fully deductible by us under Code Section 162(m). See also the discussion under the heading “Certain Federal Income Tax Information-Internal Revenue Code Section 162(m) Considerations" below for further information on Code Section 162(m).
Minimum Vesting Requirement for Awards. Awards granted under the 2017 Plan on or after July 1, 2018 are subject to a minimum vesting requirement that provides that the award may not vest, become exercisable or be settled prior to the first anniversary of the grant date for the award. The minimum vesting requirement does not apply to the following: (i) up to 5% of the aggregate number of shares reserved for issuance under the 2017 Plan; (ii) in the context of a change of control or similar acquisition of our company; or (iii) with respect to an award held by a participant whose service with us terminates as a result of his or her death or disability.
Limited Transferability of Awards. Awards granted under the 2017 Plan generally are not transferable other than upon death, or pursuant to a court-approved domestic relations order. However, the compensation committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.
Termination of Employment, Death or Disability. The compensation committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested.
Corporate Transaction. In the event that our company is a party to a merger or other reorganization, outstanding 2017 Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for (i) the continuation of the outstanding awards if our company is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, or (iii) cancellation of outstanding awards with or without consideration, in all cases with or without the consent of the participant. The compensation committee will decide the effect of a change in control of our company on outstanding awards. As proposed to be amended, and subject to the approval of stockholders, the 2017 Plan provides that in the event our company is a party to a change in control transaction and there is no assumption, substitution or continuation of outstanding equity awards, (i) with respect to awards with service-based vesting conditions, such awards shall accelerate and vest in full, and (ii) with respect to awards with performance-based vesting conditions, such awards shall accelerate and vest based on the greater of (A) target achievement or (B) actual achievement, measured as of either the end of the applicable performance period (if ended prior to the change in control) or the effective date of the change in control.
Term of the 2017 Plan. The 2017 Plan will continue in effect until December 5, 2026, or until earlier terminated by our board of directors.
Governing Law. The 2017 Plan is governed by the laws of the State of Utah.
Amendment and Termination of the 2017 Plan. Our board of directors generally may amend or terminate the 2017 Plan at any time and for any reason, except that our board of directors must obtain stockholder approval of certain material amendments, including any addition of shares, expansion of the class of persons eligible to participate, or any repricing or as may be required by applicable stock exchange rules.
Certain Federal Income Tax Information
The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and to U.S. participants for awards granted under the 2017 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The Company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2017 Plan.
Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and the fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares have been held by the participant. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonstatutory Stock Options. A participant who receives an NSO generally will not realize taxable income on the grant of such option but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the value of the shares or other consideration received. Any additional gain or loss recognized upon any later disposition of any shares received will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to a Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares received minus any amount paid for the shares.
Stock Units. No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.
Income Tax Effects for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO). As described herein, Code Section 162(m) may limit the deductability of awards granted under the 2017 Plan.
Internal Revenue Code Section 162(m) Considerations. Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain of the company’s executive officers in any one fiscal year. Prior to the Tax Cuts and Jobs Act of 2017, there was an exception to the $1,000,000 limitation for performance-based compensation, including options, meeting certain requirements. The exemption from the Code Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Internal Revenue Code Section 409A. Code Section 409A governs the federal income taxation of certain types of non-qualified deferred compensation arrangements. A violation of Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by Code Section 409A are broad and may apply to certain awards available under the 2017 Plan (such as stock units). The intent is for the 2017 Plan, including any awards available thereunder, to comply with the requirements of Code Section 409A to the extent applicable. As required by Code Section 409A, certain non-qualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.
New Plan Benefits
Because the 2017 Plan is discretionary, benefits to be received by individual participants are not determinable. However, on the date of our fiscal year 2023 Annual Meeting of Stockholders, each of our non-employee directors will receive a restricted stock award pursuant to our non-employee director compensation program (described in the “Director Compensation” section of this proxy statement) for a number of shares of our common stock equal to $75,000 divided by the average closing price of our common stock for each of the ten trading days ending before the date of our fiscal year 2023 Annual Meeting of Stockholders. To date, no grants have been made under the 2017 Plan with respect to the additional shares that are subject to this proposal.
Additional Equity Plan Information
In August 2022, our compensation committee issued fiscal year 2023 equity grants to our employees. The following table provides certain additional information regarding our equity compensation plans, excluding the 2019 Employee Stock Purchase Plan:

As of 9/16/2022
Total Stock Options Outstanding	85,786
Weighted-Average Exercise Price of Stock Options Outstanding	$5.25 per share
Weighted-Average Remaining Duration of Stock Options Outstanding	4.49 years
Total Restricted Stock and Restricted Stock Units (including PRSUs) Outstanding	1,084,575
Total Shares Available for Grant Under the 2017 Long-Term Incentive Plan 1	55,572
1.Total shares available for grant if outstanding PRSUs vest at 200% of target. If PRSUs vest at 100%, total shares available for grant would be 421,796. There are no shares available for grant under other plans.
Required Vote
The proposed amendment to the 2017 Plan will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. In the event that stockholder approval is not obtained, we may not issue more than 2,915,000 shares of our common stock under the 2017 Plan.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2017 LONG-TERM INCENTIVE PLAN.

CORPORATE GOVERNANCE
Director Independence
The Nasdaq Stock Market Rules, or Nasdaq Rules, require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that Ms. Brockovich and Ms. Latham, as well as each of Messrs. Beindorff, Greer, Lewis and Mauro is an “independent director” under Nasdaq Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal year 2023. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure, financial reporting related risks, and information technology security risk, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer primarily responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Board Conflicts of Interest Policy
Our board of directors has adopted a conflicts of interest policy for directors that prohibits directors from engaging in any activity that creates an actual or perceived conflict of interest with our company, and each director is required to notify the board before engaging in any activity that could reasonably be assumed to create a potential conflict of interest. Specifically, without prior approval from the board of directors, each director is prohibited from engaging in any activity that is in direct competition with our company or serving in any capacity (including, but not limited to, as an employee, consultant, advisor, director, representative, agent, influencer, or advertiser) in any company or entity that competes directly or indirectly with us, as reasonably determined by a majority of the disinterested board members.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held ten meetings. Our board of directors also acts by unanimous written consent from time to time. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of our board of directors on which such director served (held during the periods that he or she served).
Committees of Our Board of Directors
Our board of directors has an audit committee, a nominating and corporate governance committee, and a compensation committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. At the end of the last fiscal year and as of the date hereof, the members of our audit committee consisted of Messrs. Lewis, Beindorff and Mauro, with Mr. Lewis serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under Nasdaq Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the Nasdaq Rules and that Mr. Lewis qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Lewis’s level of knowledge and experience based on a number of factors, including his formal education and his other prior professional experience. The audit committee met four times during our last fiscal year. Our audit committee also acts by unanimous written consent from time to time.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.monitor the integrity of the Company’s financial statements;
b.review and monitor compliance with legal and regulatory requirements;
c.evaluate the independent auditor’s qualifications and independence;
d.review and monitor the performance of the Company's internal audit function and independent auditors;
e.oversee the Company’s risk assessment and risk management programs for identified financial and operational risk exposures and risks related to the Company’s information systems;
f.oversee the Company’s financial processes, controls and reporting;
g.prepare an audit committee report as required by the SEC to be included in the Company's public filings;
h.review and monitor actual and potential conflicts of interest of members of our board of directors and officers;
i.review and evaluate, at least annually, its own performance and that of its members, including compliance with the committee charter; and
j.perform certain other duties enumerated in the written charter.
Nominating and Corporate Governance Committee
At the end of the last fiscal year and as of the date hereof the nominating and corporate governance committee consisted of Ms. Brockovich and Messrs. Greer, and Mauro, with Mr. Greer serving as chair. Our board of directors has determined that all members of the nominating and governance committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met four times during our last fiscal year. Our nominating and corporate governance committee also acts by unanimous written consent from time to time.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by stockholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors’ selection nominees for election as directors at the meeting of stockholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;

d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;
e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors;
h.make recommendations to our board of directors regarding issues of management succession; and
i.oversee the initiatives associated with environmental, sustainability, corporate social responsibility, health and safety initiatives.
Compensation Committee
At the end of the last fiscal year and as of the date hereof, the members of the compensation committee consisted of Ms. Latham and Messrs. Beindorff and Greer, with Mr. Beindorff serving as chair. Our board of directors has determined that all members of the compensation committee qualify as “independent” under Nasdaq Rules. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable Nasdaq Rules or the listing standards of such other national securities exchange or inter-dealer quotation system on which our common stock is then-listed (the “Applicable Listing Standards”) and applicable rules and regulations of the Securities and Exchange Commission, (2) satisfy any additional more stringent requirements applicable to members of the compensation committee under the Applicable Listing Standards, (3) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and (4) qualify as an “outside director” under Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code. During our last fiscal year, the compensation committee met four times. Our compensation committee also acts by unanimous written consent from time to time.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and non-employee directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and oversee the development of executive succession plans;
b.review periodically our compensation philosophy and strategy;
c.determine, or review and recommend to our board of directors for its determination, on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer’s performance in light of these established goals and objectives and, based upon these evaluations, reviews and recommends to the independent members of our board of directors for approval, our Chief Executive Officer’s compensation, including base salary, annual and long term incentive compensation. Our Chief Executive Officer is not present during the portion of any meeting of the committee during which it will vote upon or deliberate upon the compensation of the Chief Executive Officer;
d.determine, or review and recommend to our board of directors for its determination, on an annual basis the evaluation process and compensation structure for our executive officers other than our Chief Executive Officer. The committee annually evaluates the performance of these executive officers and determines, or reviews and recommends to our board of directors for approval, the compensation, including salary, bonus, incentive and equity compensation, for such executive officers. The committee considers the proposals for the compensation of such executive officers submitted to the committee by our Chief Executive Officer;
e.review and approve the initial compensation, including salary, bonus, incentive and equity compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee considers the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer;

f.provide general oversight of management’s decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
g.if and to the extent we are required to include a Compensation Discussion and Analysis (“CD&A”) section in our annual proxy statement, (i) review and discuss with management the CD&A and other required compensation disclosures, (ii) based on that review and discussion, recommend to our board of directors whether such CD&A be included in that proxy statement, and (iii) review and approve the disclosure required by SEC rules and regulations;
h.oversee on an annual basis management’s recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
i.review our incentive compensation and stock-based plans and approve, or recommend to our board of directors for its approval, adoption of or changes in such plans, as needed; provided the adoption or amendment of a plan that results in reservation of additional shares of our common stock for issuance thereunder shall be approved by our board of directors. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;
j.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
k.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer and our other executive officers, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
l.review executive officer compensation for compliance with applicable laws, rules and regulations, and oversee our implementation of corporate policies affecting compensation;
m.oversee and, as needed from time to time, review and approve other compensation and benefit plans, including non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
n.review and recommend to our board of directors the compensation of independent non-employee directors, including annual and long term incentive compensation;
o.report regularly to our board of directors with respect to significant actions and determinations made by the committee;
p.annually review and evaluate the committee’s own performance and report on its conclusions in this regard to our board of directors;
q.periodically review, as and when required by applicable laws, rules or regulations, our risk management processes related to our compensation programs including to determine whether any such program encourages undue or inappropriate risk-taking our personnel that is reasonable likely to have a material adverse effect on us;
r.oversee, as and when required by applicable laws, rules and regulations, our submission to, and consider the results of, stockholder votes on matters relating to compensation, including advisory votes and votes seeking approval of our compensation plans or arrangements; and
s.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, Applicable Listing Standards and any other applicable law, as the committee or our board of directors deems appropriate.
Strategic Planning Committee
Our full time board of directors devotes one meeting per year to strategic planning for our company.
Director Nominations
Criteria for Board Membership

In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that a majority of the directors are independent under Nasdaq Rules, that members of the audit committee meet the financial literacy and sophistication requirements under Nasdaq Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee’s experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Nominees for director must also be in compliance with the conflicts of interest policy that applies to our board of directors. See “Board Conflicts of Interest Policy” above for a description of this policy. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Stockholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by stockholders by applying the criteria for board membership described above. If a stockholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person’s nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such stockholder and such beneficial owner. To be timely, the notice given by a stockholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director’s performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual stockholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee’s qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the stockholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual stockholder meetings the individuals recommended by the nominating and corporate governance committee.
Stockholder Communications with the Board of Directors
Stockholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.
No Family Relationships
There are no family relationships between any of our officers and directors.
Hedging and Pledging Policies
Pursuant to our Insider Trading Policy, all employees and agents, including our executive officers and directors, are prohibited from trading in publicly-traded options, such as puts or calls, or other derivative securities with respect to our securities, including hedging or similar transactions designed to decrease the risks associated with holding our securities. Employees are also prohibited from including our securities in a margin account or pledging our securities as collateral for a loan without the approval of the Company’s Compliance Officer. Further, our Insider Trading Policy prohibits any employee (including any executive officers) to engage in “short sales” and “selling short against the box” with respect to our securities. Any violation of the policies may result in disciplinary action, including dismissal for cause.

CORPORATE RESPONSIBILITY, SUSTAINABILITY AND BOARD DIVERSITY
We understand that long-term value creation for stockholders is our core responsibility. We are investing in a number of sustainability initiatives, including reducing the environmental impact of our business activities and products, improving the global human condition, providing a positive working environment and engaging with our stakeholders regarding these initiatives.
Employees: We believe that our employees are an essential asset. We have a dedicated team of professionals that support our system of independent distributors and customers, work to generate long-term value for our stockholders and contribute to the broader public through charitable programs, including LifeVantage Legacy Inc.. In turn, we offer competitive compensation and direct their focus on the long-term goals of our independent distributors and stockholders. We have been named one of the Best Places to Work by the Direct Selling News for six years in a row, which reflects our commitment to create a great work environment for our employees.
Environment: We are committed to reducing our company's impact on the environment and creating awareness about sustainability. We will strive to improve our environmental performance over time and to initiate additional projects and activities that will further reduce our impact on the environment. Our commitment to the environment extends to our customers, our staff, and the global communities in which we operate. We comply with applicable environmental regulations. We are increasing our efforts to train our staff on our environmental program and empower them to contribute and participate. We are committed to continually improve over time by striving to measure our environmental impact and by setting goals to reduce this impact each year. Some examples of our efforts include:
•Created a digital starter kit to replace the prior hard copy version in an effort to reduce the use of materials like paper and plastic;
•Designed our new corporate office with furniture sourced from U.S. Green Building Council and LEED Platinum certified vendor;
•Utilized furniture in our new office made from 80+% recycled content;
•Included sustainability as one of our corporate core values, and committed to continually look for ways to minimize our impact on the environment, including using more easily recycled packaging for the launch of our new products in our TrueScience line and ensuring the new products score low on the Think Dirty scale;

•Engaged our stakeholders by establishing a sustainability committee comprised of independent distributors to meet periodically during the year to receive feedback on initiatives important to them. This committee met three times during the year and discussed potential sustainability partners, finding more easily recyclable packaging and other packaging concerns;
•Continued a more flexible work from home structure for corporate employees, including positions that are now permanently work from home, reducing our impact on the environment with fewer vehicles on the road commuting to and from the office;
•Implemented an environmental policy using the feedback from our stakeholders to help formalize our focus on sustainability and began using environmental auditing in our selection process for new partners;
•Switched to more easily recyclable bottles and cartons for product packaging, including replacing plastic bags with paper cartons for our energy drink products and using a fully recyclable glass bottle and cap for the recently launched TrueScience Liquid Collagen product line. We also have begun sourcing shipping boxes made from Sustainable Forestry Initiative (SFI) certified corrugate material;
•Created sharable videos that our independent distributors can use with our sustainability efforts; and
•We have also begun on working with fish oil suppliers and fisheries who are Marine Stewardship Council (MSC) certified.
Social/Community: We believe that our legacy isn’t the past, it’s the future we create. This belief informed our effort to sponsor the formation of LifeVantage Legacy Inc. – an independent charitable organization focused on bettering the lives of children throughout the world. LifeVantage Legacy Inc. helps the leaders of tomorrow by touching a million lives across the world today. From simply helping a child in need to supporting initiatives that uplift entire communities, our goal is simple - give future generations the support and resources they need to live happier, healthier lives. One child at a time. We are committed to leaving places better than we find them.
•For the past 8 years, other than in 2020 due to the COVID-19 pandemic, during the holidays, employees, independent distributors and their families have traveled to Puerto Penasco, Mexico, and built over 27 homes for families in need.
•In fiscal year 2022, we provided monetary donations to those affected by the war in Ukraine, typhoon Odette in the Philippines, relief efforts in Louisiana, USA after hurricane Ida and women's shelters in Orlando, FL and Cabo San Lucas, Mexico.
•We have partnered with local refugee foundations to provide needed items for kids and cleaning supplies for their homes.
•At our company-sponsored incentive and training meetings, we make sure to take time and give back to the local communities. At our global convention, those who attended in person tied fleece blankets for a local children's hospital. At our Elite training event we spent a day working with a local after-school center organizing the building, cleaning and providing new kitchen equipment so the school could better serve the community, as well as participated in a local cleanup effort at a historic local pond that was impacted by flooding the day before.
•We engaged with our customers and distributors by raising funds for the benefit of Ukrainian refugees in Poland with the company matching all donations collected.
•We also raised funds for the benefit of those impacted in the Philippines by the recent typhoon, with the company matching all donations collected.
•We engaged our stakeholders by establishing a social committee comprised of independent distributors to meet periodically during the year to receive feedback on initiatives important to them. This committee met seven times during the year and discussed diversity, inclusive marketing materials and community service opportunities.
•We have a human rights policy to formalize our auditing and commitment to align internationally with human rights philosophies in how we conduct business. LifeVantage began auditing its key partners in fiscal year 2022.
•We included a 'social' ESG metric in our fiscal year 2022 annual incentive plan to solidify this focus with our employee base that will continue in fiscal year 2023. Our impact on our local community has broadened significantly by including this initiative with our employees.

•We measured our employee's engagement level and requested anonymous feedback during the fiscal year and implemented changes to address the feedback. We are pleased with being named a Best Place to Work by Direct Selling News (as nominated by our employees) for the sixth year in a row. We have set up monthly lunches between our employees and our executives to continue the culture of asking questions and providing transparency.
Diversity and Inclusion:
Diversity is one of our company core values, and we believe in creating an inclusive and equitable environment that represents a broad spectrum of backgrounds and cultures.
Our Board of Directors values having a Board that reflects diverse perspectives, including those based on gender, ethnicity, skills, experience at policy-making levels in areas that are relevant to the Company’s activities, and functional, geographic, or cultural backgrounds. The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Our Board satisfies the minimum objectives of Nasdaq Rule 5605(f)(3) for smaller reporting companies by having at least two directors who identify as female (as defined by Nasdaq Rules). As we pursue future Board recruitment efforts, our Nominating and Corporate Governance Committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of the Board. This includes seeking out individuals of diverse ethnicities, a balance in terms of gender, and individuals with diverse perspectives informed by other personal and professional experiences.
Board Diversity Matrix as of September 16, 2022, the record date for the Annual Meeting.

Total Number of Directors	7
	Female	Male	Binary	Did Note Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+				0
Did Not Disclose Demographic Background				0

EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of September 16, 2022, the record date for our Fiscal Year 2023 Annual Meeting of Stockholders.

Name	Age	Position with Company
Mr. Steven R. Fife	62	President and Chief Executive Officer
Mr. Carl Aure	49	Chief Financial Officer
Ms. Julie Boyster	37	Chief Marketing Officer
Mr. Matthew Cooley	49	Chief Operating Officer
Ms. Alissa Neufeld	43	General Counsel and Corporate Secretary
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships between any of our executive officers and directors.
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017, as our Interim President and Chief Executive in September 2020, and as our President and Chief Executive Officer in February 2021. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to

Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies and JDS Uniphase. Mr. Fife began his career at Deloitte & Touche and is a Certified Public Accountant (active). Mr. Fife also serves on the board of directors for LifeVantage Legacy Inc.. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MR. CARL AURE. Mr. Aure was appointed as our Chief Financial Officer in October 2021. Mr. Aure has over 24 years of finance and accounting experience along with more than 15 years in the direct selling industry. His extensive expertise includes international expansion and operations, mergers and acquisitions, financial planning and analysis, technical accounting and SEC reporting, international tax, and treasury management. Mr. Aure was most recently the Chief Accounting Officer for New Age, Inc., a social selling company with over 1,100 employees and operations in over 50 international markets. He joined New Age in 2018 as Senior Vice President, Corporate Controller, following the acquisition of Morinda Holdings, Inc., where he held finance and accounting roles of progressive responsibility from 2005 to 2018. Prior to Morinda, Mr. Aure spent eight years at KPMG, LLP, most recently as Senior Manager. Mr. Aure is a Certified Public Accountant and holds a Masters of Professional Accountancy from the University of Utah. Mr. Aure received his Bachelor of Science degree in Accounting from Westminster College.
MS. JULIE BOYSTER. Ms. Boyster was appointed as our Chief Marketing Officer in January 2022. Prior to joining LifeVantage, Ms. Boyster served from March 2020 to December 2021 as Vice President of Social and Creative and Director of Influencer Marketing for August United, a leading brand, social, and influencer marketing agency representing large, direct to consumer and retail brands in the health, hospitality, pet, beauty, home care, and technology industries. Prior to joining August United, from September 2019 to March 2020, Ms. Boyster served as Head of Marketing for Integrated CBD, a wholesale CBD supplier. From April 2016 to April 2019, Ms. Boyster served as Senior Director of Marketing and Communications, Director of Digital Marketing, and Senior Manager of Digital Marketing, for Plexus Worldwide, a direct sales company with a wellness and weight management focus. From June 2011 to October 2016, and again from April 2019 to September 2019, Ms. Boyster ran a successful product marketing, digital marketing, and branding consultancy, Boyster Marketing Solutions, where she managed marketing and communications strategies for national and international clients. From April 2007 to June 2011, Ms. Boyster served as Director of Marketing and Client Relations for Jackson White Law P.C., a law firm in the Phoenix, Arizona area. Ms. Boyster received a full academic scholarship and graduated from the Walter Cronkite School of Journalism at Arizona State University with a Bachelor of Arts degree in Journalism and Mass Communication with an emphasis in Public Relations.
MR. MATTHEW COOLEY. Mr. Cooley was appointed as our Chief Operating Officer in May 2021. Prior to joining our company, Mr. Cooley served as the Chief Operating Officer from October 2019 to May 2021 for LashLiner, an innovative beauty brand. Prior to joining LashLiner, from November 2017 to October 2019, Mr. Cooley consulted various companies through Beneviam, LLC. From August 2015 to November 2017, Mr. Cooley was President of Younique Products, a cosmetic and skin care company. From 2009 to 2015, Mr. Cooley was the Chief Information Officer for Scentsy, Inc., a fragrance company. From 1999 to 2009, Mr. Cooley served as a software developer for Hewlett-Packard. Mr. Cooley graduated from The Boise State University with a Bachelor of Science degree in Computer Science and a Minor in Spanish.
MS. ALISSA NEUFELD. Ms. Neufeld was appointed as our General Counsel and Corporate Secretary in March 2021. Prior to joining LifeVantage, Ms. Neufeld served from January 2017 to March 2021 as the Chief Compliance Officer, Deputy General Counsel, and Assistant Corporate Secretary for Nature’s Sunshine Products, Inc., a natural health and wellness company in more than 40 countries. Prior to joining Nature’s Sunshine Products, Inc., Ms. Neufeld served from April 2014 to January 2016 as Associate General Counsel to 1-800 Contacts, Inc., an online contact lens retailer. Prior to her internal legal positions, Ms. Neufeld worked as a Business and Finance Associate for Ballard Spahr LLP from September 2010 to April 2014, where she focused her practice on mergers and acquisitions, securities law, corporate governance and capital market transactions. Prior to her time with Ballard Spahr, LLP, Ms. Neufeld clerked for the Honorable Johnnie B. Rawlinson with the United States Court of Appeals for the Ninth Circuit. Ms. Neufeld received a Doctor of Jurisprudence from The University of Nevada Las Vegas, where she received a full academic scholarship, and a Bachelor of Arts degree in International Affairs with an international economics concentration and a Minor in Spanish from The George Washington University, where she received a Presidential Merit Scholarship.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe the material components of compensation that was paid or awarded to, or earned by, our “named executive officers” (our “NEOs”) in fiscal year 2022, provide an overview of the information set forth below in the

Summary Compensation Table and other compensation tables, and address actions taken regarding executive compensation after the end of fiscal 2022 that could affect a fair understanding of a NEO’s compensation during fiscal year 2022.
Our named executive officers for fiscal year 2022 were as follows:

NEO	Position
Steven R. Fife	President and Chief Executive Officer
Carl Aure (1)	Chief Financial Officer
Julie Boyster (2)	Chief Marketing Officer
Matthew Cooley	Chief Operating Officer
Alissa Neufeld	General Counsel and Corporate Secretary
Justin Rose (3)	Former Chief Sales and Marketing Officer
(1) Mr. Aure was hired by our company as Chief Financial Officer on October 25, 2021.
(2)    Ms. Boyster was hired by our company as Chief Marketing Officer on January 3, 2022.
(3) Mr. Rose’s employment with our company terminated on March 7, 2022.
Executive Summary
Overall, we are focused on long-term growth strategies for our business, including through the implementation of technology-enabled resources and training for our independent distributors that are designed to increase their productivity and potential for success and the refinement of improved operational controls designed to ensure the long-term success of our domestic and international businesses. During fiscal year 2022, our compensation committee continued to review and adjust our compensation programs in an effort to sharpen our focus on long-term strategic goals, attract new executive talent, and more closely align the interests of our NEOs with the interests of our stockholders. During fiscal year 2022, our compensation committee again used performance-based and time-based restricted stock units as the primary equity vehicle for our NEOs to focus on rewarding performance and simplify the equity awards being utilized in our compensation program. We believe utilizing performance-based and time-based equity awards more closely aligns our compensation program with the achievement of our strategic goals, while balancing the need to maintain a market competitive compensation program to continue to attract and retain our management team.
This Compensation Discussion and Analysis is divided into three parts:
•Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.
•Part II-Compensation Components. In this part we discuss the three material components of NEO compensation - base salary, annual incentive compensation and long-term incentive compensation - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal year 2022.
•Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs, including employment agreements and certain corporate policies.

PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term stockholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance stockholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:
•manage the distribution of gains between our NEOs and our stockholders;
•reward company performance;
•maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•be externally competitive and internally equitable; and
•give us the flexibility to attract, retain and motivate talented executives.
Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to our board of directors on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer (whom we refer to as our “CEO”). The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it deliberates upon or approves determinations of or recommendations regarding the determination of the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and approves or recommends to our board of directors for approval the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Each member of our compensation committee is an “independent outside director,” as defined under Section 162(m) of the Internal Revenue Code and is independent under NASDAQ Rules. Prior to the Tax Cuts and Jobs Act of 2017, our compensation committee approved components of our executive compensation where appropriate to facilitate our ability to deduct amounts under the corporate tax deduction limitations imposed by Code Section 162(m); however, it was within the committee’s authority to award or grant compensation that may not be fully deductible by us under Code Section 162(m). As the exemption from the Code Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at https://lifevantage.gcs-web.com/corporate-governance and in print upon request. Our website does not constitute part of this annual report.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal year 2022, the compensation committee engaged Meridian Compensation Partners ("Meridian") as its independent compensation consultant. Specifically, Meridian was engaged to review and recommend refinements of our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees.
The compensation committee has the exclusive right to select, retain and terminate its independent compensation consultant as well as to approve any fees, terms or other conditions of its compensation advisory services.
During fiscal year 2022, Meridian reported directly to the compensation committee, but when directed to do so by the compensation committee, worked cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee.
The compensation committee concluded for fiscal year 2022 that Meridian was independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Meridian; (ii) the amount of fees received by Meridian from us, as a percentage of Meridian’s total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian with members of the compensation committee; (v) any of our stock owned by Meridian; and (vi) any business or personal relationship of Meridian with our executive officers.

CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
Fiscal Year 2022 Peer Group
In April 2021, Meridian reviewed and made recommendations to the compensation committee regarding refinements to our peer group for market assessments for fiscal year 2022 (our “FY2022 Peer Group”) that adjusted the prior year peer group (our “FY2021 Peer Group”) the compensation committee had used for our fiscal year 2021 compensation decisions. Meridian considered industry, company size and location as selection criteria in identifying appropriate peer companies for fiscal year 2022. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Our FY2022 Peer Group consisted of the following companies:

Celsius Holdings	Natural Alternatives International, Inc.
e.l.f Beauty, Inc	Nature’s Sunshine Products, Inc.
Jamieson Wellness, Inc	Nautilus, Inc.
Lifeway Foods	PetMed Express
Mannatech	USANA Health Sciences, Inc.
Medifast
Because of the limited number of public companies in our industry that meet the recommended criteria for selecting our compensation peer group, the compensation committee includes selected companies in industries similar to our industry, including publicly traded personal products companies, internet and direct marketing companies, health care supplies, leisure products and packaged foods companies. In determining our FY2022 Peer Group, our compensation committee relied on the following factors: comparable revenue (generally one-third to three times our revenue), market capitalization of less than $1 billion and public companies within select industry segments headquartered in a similar region of North America. For companies in the direct selling industry, more flexibility was provided to the factors utilized for inclusion as a peer company, whereas for companies outside of the direct selling industry, revenue and market capitalization were emphasized.
Following a review of our peer group and based upon the recommendation of Meridian, the same companies utilized for the FY2021 Peer Group were used to create the FY2022 Peer Group with the exception of Youngevity International Inc., which was removed as a result of its delisting from Nasdaq.
The compensation committee used data from our FY2022 Peer Group companies and the Radford Global Life Sciences Survey (together, the “Peer Group Data”) to help ensure that the compensation of our NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the compensation of our NEOs should be set within a competitive range of of the peer group median with differentiation by executive as appropriate based on individual factors. These factors include proficiency in the role, sustained performance over time, and importance to our leadership succession plan with respect to total cash compensation and total direct compensation when compared to persons in reasonably similar positions at companies based on our Peer Group Data. For our CEO and CFO, the Peer Group Data utilized a blend of our FY2022 Peer Group and the Radford Global Life Sciences Survey. For our other NEOs, the compensation committee utilizes data solely from the Radford Global Life Sciences Survey for such determinations because functional proxy data is limited for such roles.
Fiscal Year 2022 Vote on Executive Compensation
At our fiscal year 2022 Annual Meeting of Stockholders held in November 2021, our stockholders were provided an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in the proxy statement for the fiscal year 2022 Annual Meeting of Stockholders. Greater than 91.3% of stockholders’ votes were cast in favor of the compensation of our NEOs. Our compensation committee reviewed the results of the advisory vote and viewed the high level of stockholder support as an affirmation of our compensation policies. As a result, our compensation committee concluded that no material revisions were necessary to our compensation program or philosophy for our NEOs.
We continued our stockholder outreach program to solicit feedback from our stockholders in fiscal year 2022. We periodically reached out to stockholders for their feedback and, to date, we have received no significant concerns from our stockholders. We intend to continue these stockholder outreach efforts in the future.
An advisory vote of our stockholders was conducted at our fiscal year 2019 Annual Meeting of Stockholders to determine the frequency at which we conduct the advisory vote on the compensation of our executive officers. Approximately 58% of stockholders' votes were cast in favor of conducting such vote every year. Accordingly, we now intend to conduct an advisory vote on the compensation of our named executive officers every year and such vote is included with these proxy materials as Proposal 2.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with revenue growth. As a result, the compensation committee believes our executive compensation program strikes a balance between providing fixed compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.

PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary, annual or short-term incentives and long-term incentives in the form of equity-based awards. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay from an overall compensation perspective. An underlying principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our company, internal pay equity, and comparisons to the Peer Group Data for compensation levels of comparable executives at other companies.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's base salary falls within a competitive range of the median of the compensation of other CEOs based on our Peer Group Data. Based on such evaluation, the compensation committee determines whether to recommend any change in our CEO's base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our current CEO, Mr. Fife, joined our company as our CFO in March 2017, was appointed Interim CEO in September 2020 and was appointed President and CEO on February 1, 2021. When Mr. Fife accepted the President and CEO role in February 2021, his salary was set at $500,000, which closely aligned with our Peer Group Data and targeted compensation range at that time. In August 2021, the compensation committee reviewed Mr. Fife’s base salary compared to the Peer Group Data and determined that it remained within the competitive range of base salaries of the Peer Group Data and, as a result, that no changes would be made to it for fiscal 2022.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers using our Peer Group Data and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at other companies as determined by utilizing our Peer Group Data with differentiation by executive as appropriate based on individual factors such as proficiency in the role, sustained performance over time, and importance to our leadership succession plan. The base salaries of our other NEOs are initially determined at the time of hire and then reviewed on an annual basis.
In August 2021, the compensation committee reviewed the annual base salaries of our NEOs compared to the Peer Group Data and determined that salaries for our NEOs fell within the competitive range Peer Group Data. As a result and upon recommendation of our CEO, no changes to base pay were made for NEOs in fiscal year 2022.
Our CEO recommended a base salary for Mr. Aure of $350,000 when he was hired as Chief Financial Officer in October 2021.Our CEO recommended a base salary of $300,000 for Ms. Boyster when she was hired as Chief Marketing Officer in January 2022. Both base salaries fell within the competitive range of base salaries of our FY2022 Peer Group. Ms. Boyster was also awarded a $30,000 signing bonus at the time she was hired.
Short-Term Incentive Plans
The second material component of our NEOs' compensation is the opportunity to earn incentives under one of our annual incentive plans. Generally, we believe annual incentives should:
•Reward the NEOs for company performance;
•Encourage effective short-term performance while balancing long-term focus;
•Provide a significant portion of total compensation opportunity that is at risk; and
•Be externally competitive and internally equitable.
In August 2021, our compensation committee adopted our fiscal year 2022 annual incentive plan (the “FY2022 Annual Incentive Plan”). The FY2022 Annual Incentive Plan is intended to reward certain full-time employees who were selected by the compensation committee for participation in the plan for our achievement of specified corporate goals. All of our current NEOs were eligible to participate in the FY2022 Annual Incentive Plan based on achievement of specified performance goals. Mr. Rose did not meet the eligibility requirements to participate in the plan based on the termination of his employment prior to the end of the fiscal year.
FY2022 Annual Incentive Plan
Under the terms of the FY2022 Annual Incentive Plan, our current NEOs were eligible to receive a cash bonus if we met certain corporate goals. Target bonus amounts for our NEOs are established as a percentage of their annual base salary. Mr. Fife’s target bonus was 70% for the fiscal year. Mr. Aure's target bonus was 50%, Mr. Rose’s target bonus was 50%, Ms. Neufeld’s target bonus was 40%, Mr. Cooley's target bonus was 40% and Ms. Boyster's target bonus was 40%, pro-rated for the number of months she was employed during the fiscal year.
For fiscal year 2022, our NEOs were eligible to receive a cash bonus based solely on our achievement of corporate performance goals, with an Adjusted EBITDA goal comprising 25% of the target bonus, a revenue goal comprising 40% of the target bonus, an ESG Social Metric for 5% of the target bonus and score card metrics for the remaining 30% of the target bonus. The score card metrics consisted of a monthly active member count target comprising 10%, an annual distributor enrollment target comprising 10%, and a monthly customer and distributor second month order target comprising the remaining 10%. The annual incentive plan for fiscal year 2022 for our general employee population had the same structure and targets as those applicable to our NEOs. Performance bonus payouts scale between the levels indicated in the tables below, with linear interpolation between points. The applicable score card metrics, revenue and Adjusted EBITDA targets, along with threshold and maximum amounts payable for such goals, were as follows:

Adjusted EBITDA - 25%	Fiscal Year 2022 ($000s)	Bonus Percentage Payout
Target	22,100	100%

Annual Revenue - 40%	Fiscal Year 2022 ($000s)	Bonus Percentage Payout
Threshold	222,400	16.7%
Target	233,400	100%
Maximum	246,600	200%

Scorecard Metrics

Active Accounts - 10%	Fiscal Year 2022	Bonus Percentage Payout
Threshold	133,808	16.7%
Target	145,455	100%
Maximum	159,860	200%

Distributor Enrollment - 10%	Fiscal Year 2022	Bonus Percentage Payout
Threshold	123,601	16.7%
Target	133,375	100%

Second Month Orders - 10%	Fiscal Year 2022	Bonus Percentage Payout
Threshold	45.6%	16.7%
Target/Maximum	52.0%	100%
There was no threshold applicable to our Adjusted EBITDA goal in our FY2022 Annual Incentive Plan, only a target that paid out at 100% due to the anticipated decline in our EBITDA year over year. Additionally, for the Adjusted EBITDA goal, each dollar achieved above the target performance results in $0.10 of funding for an employee bonus plan pool (with no maximum), with such pool then allocated proportionately to each employee (including the NEOs). We believe this allocation method balances the interests of our stockholders with those of our employees. The accomplishment of the ESG social metric is measured individually by employees achieving at least 16 hours of community service performed as representatives of the Company during fiscal year 2022.
The ESG metric of community service was added in fiscal year 2022 to create alignment between our employees and our legacy ESG efforts, aligning with our core values on building meaningful relationships in our communities. This metric specifically measures community service performed by our employees with each other.
Following the end of fiscal year 2022, it was determined that none of the metrics with respect to revenue, Adjusted EBITDA or our score card metrics of active member accounts and distributor enrollments were achieved. It was determined that the second month retention metric was achieved at 100% and each of our NEOs achieved the ESG social metric component of 5% of the FY 2022 Annual Incentive Plan. Our NEOs were each awarded a bonus of 15% of target, as set forth in the chart below.

NEO	Target Bonus	Revenue Bonus Earned	Adjusted EBITDA Bonus Earned	Scorecard Bonus Earned	ESG Social Metric Bonus Earned	Total Bonus Earned
Steven R. Fife	$350,000	$---	$---	$35,000	$17,500	$52,500
Carl Aure	$175,000	$---	$---	$19,687	$6,563	$26,250
Julie Boyster (1)	$60,000	$---	$---	$6,000	$3,000	$9,000
Matthew Cooley	$124,000	$---	$---	$12,400	$6,200	$18,600
Alissa Neufeld	$128,000	$---	$---	$12,800	$6,400	$19,200
Justin Rose (2)	$---	$---	$---	$---	$---	$---
(1) Julie Boyster’s bonus payout numbers provided in the chart above represent a pro-rated amount due to the timing of her January 2022 start date with the company.
(2) Justin Rose did not receive a bonus payout due to his termination of employment in March 2022.
Long-Term Incentive Plan
The third material component of our NEOs’ compensation includes awards granted under our equity incentive plan. Equity awards are granted pursuant to the 2017 Long-Term Incentive Plan, or 2017 LTIP. Historically, we have not granted long-term incentive awards as compensation for past performance, and instead believe that long-term incentive awards should:

•align NEOs’ incentives directly with stockholder value;
•encourage performance that increases long-term stockholder return;
•serve as a retention tool; and
•give NEOs a meaningful equity stake in our business.
The awards granted to our NEOs historically have consisted of stock options or RSUs and PRSUs, in each case subject to time-based vesting and performance and time-based vesting for PRSUs. New hire awards are usually granted to executive officers at the time employment commences, and such awards typically vest in installments over a three-year period beginning on the one-year anniversary of the commencement of employment. The compensation committee approves all equity awards to our employees, including awards to our executive officers, with vesting occurring no earlier than the one-year anniversary of the date of grant of the award.
Fiscal Year 2022 Equity Awards
Messrs. Fife, Rose, Cooley and Ms. Neufeld were granted RSUs in August 2021 and Mr. Aure was granted RSUs in November 2021, with 50% of the award in the form of time-based RSUs vesting over three years of service with us, and 50% of the awards (at-target) in the form of PRSUs tied to our fiscal year 2022 revenue (such time-based RSUs and PRSUs, the “Fiscal Year 2022 Equity Awards”). The target amount of the RSUs was determined considering the Peer Group Data for each position as well as the NEO's performance in the prior fiscal year (for all of our NEOs other than Mr. Aure). The target value of the award to each NEO fell within a competitive range of the applicable Peer Group Data. The time-based RSUs are eligible to vest as to 5/12th of the total time-based RSUs on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to continued service with our company. The PRSUs that become eligible to vest based on achievement of the revenue target are also subject to a service-based requirement over the same three year time period as the time-based RSUs. The revenue target and performance levels for the PRSUs were set as follows (with linear interpolation between each metric):

FY 2022 Revenue ($000s)	% of Target Number of PRSUs Eligible to Vest
Less than $222,350	0%
$222,350	17%
$233,372	100%
$246,601	200%

In August 2022, the compensation committee determined that we failed to achieve the minimum revenue metric applicable to the PRSUs, and none of the PRSUs granted to our NEOs became eligible to vest and they were subsequently forfeited in their entirety. The following table reflects the time-based RSUs and PRSUs (at-target) granted to our NEOs in fiscal year 2022:

NEO	Number of Time-Based RSUs		PRSUs Granted (at Target)
Steven R. Fife	64,683		64,683
Carl Aure	22,500		22,500
Matthew Cooley	19,405		19,405
Alissa Neufeld	10,996		10,996
Justin Rose	23,933	(1)	23,933

(1) The Fiscal Year 2022 Equity Awards were forfeited by Mr. Rose when his employment with us terminated.

Additionally, both Mr. Aure and Ms. Boyster were granted equity awards in fiscal 2022 in connection with their commencement of employment with us (the "FY2022 New Hire Awards"). The FY2022 New Hire Awards are subject solely to time based vesting over three years of service with us, with one third of the RSUs vesting on the one year anniversary of the date of grant and the remaining RSUs vesting on each annual anniversary of the date of the grant. The FY2022 New Hire Awards are as follows:

FY2022 New Hire Awards
Carl Aure	35,000
Julie Boyster	30,000
Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short-term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs; provided, however, that for our NEOs we pay for a higher level of health coverage, while our other eligible employees are provided only basic company-paid coverage under our health plan. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.

PART III. OTHER MATTERS
Severance Agreements
Our NEOs are entitled or, prior to their termination of employment with us, were entitled, to certain severance benefits under key executive benefits package contracts which are described below in “Employment and Severance Agreements.”
Change in Control Policy
In February 2019, our board of directors approved a policy that provides, with respect to all outstanding unvested stock awards and, until changed by our board or our compensation committee, future-granted stock awards, for vesting acceleration such that, upon a change in control of our company and a subsequent termination of the award holder’s employment within 12 months thereafter either by our company or its successor without cause or upon the award holder’s resignation for good reason, vesting credit will be deemed achieved as follows: (1) with respect to awards with service-based vesting, as to 100% of the then-unvested awards effective upon the employment termination date, and (2) with respect to awards with performance-based vesting conditions, the attainment of all performance conditions shall be deemed to be at the greater of the target level of achievement or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
Equity Ownership Policy
Our equity ownership policy requires certain of our executive officers to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our CEO to hold a number of shares of our common stock having a value equal to or greater than five times (5x) his or her annual base salary, (ii) each of our officers above the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than two times (2x) his or her annual base salary, and (iii) each of our officers at the level of Senior Vice President to hold a number of shares of our common stock having a value equal to or greater than one times (1x) his or her annual base salary. Such ownership targets will be measured on a quarterly basis as of the last date of each fiscal quarter (i.e., March 31, June 30, September 30 and December 31 of each year). Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Each of our NEOs is subject to the equity ownership policy and as of June 30, 2022, each of our currently employed NEOs was in compliance with the equity ownership policy.
Until such time as each employee subject to our equity ownership policy obtains and thereafter continues to meet the ownership targets, such employee is required to retain direct ownership of all of the “net shares” of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. In addition, at all times and whether or not an employee subject to our equity ownership policy has achieved and otherwise maintains ownership of shares of our common stock representing at least his or her ownership target, such employee is required to retain direct ownership for a period of at least one year of 100% of the “net shares” received as the result of the exercise, vesting or payment of any equity awards granted to such employee. “Net shares” means those shares that remain after shares are sold or withheld, as the case may be, solely to (i) pay any applicable exercise price for an equity award (e.g., stock options, stock appreciation rights) or (ii) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award. The audit committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
Recoupment Policy

Our recoupment policy applies to executive officers and covers all incentive compensation (both cash and equity compensation) received after the date the policy was adopted in November 2021. The policy applies in the event our financial results are restated as a result of material non-compliance with financial reporting requirements under the federal securities laws and provides our board of directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive compensation received by an executive officer in excess of what the executive officer would have been paid under the restatement.
Tax and Accounting Considerations
In fiscal year 2022, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the compensation committee are Messrs. Beindorff and Greer and Ms. Latham, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.
Compensation Committee Report
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2023 Annual Meeting of Stockholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, each as filed with the Securities and Exchange Commission.

The Compensation Committee

Michael Beindorff, Chair
Raymond B. Greer
Cynthia Latham
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.

SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2022, 2021 and 2020. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Plan Compensation(2)	All Other Compensation ($)		Total ($)
Steven R. Fife, President and	2022		500,000	—		936,610	52,500	36,494	(3)	1,525,604
Chief Executive Officer	2021		547,083	—		902,062	135,610	26,016		1,610,771
	2020		366,750	—		470,866	205,846	25,442		1,068,904
Carl Aure, Chief Financial Officer	2022		240,064	—		572,000	26,250	17,734	(4)	856,048
Julie Boyster, Chief Marketing Officer	2022		150,000	30,000	(5)	162,300	9,000	55,619	(6)	406,919
Matthew Cooley, Chief Operating Officer	2022		310,000	—		280,984	18,600	26,498	(7)	636,082
	2021		20,070	—		244,200	—	2,926		267,196
Alissa Neufeld, General Counsel and Corporate Secretary	2022		320,000	—		159,222	19,200	23,449	(8)	521,871
	2021		67,897	—		262,800	13,439	5,044		349,180
Justin Rose, Former Chief Sales Officer	2022	`	272,836	—		346,550	—	101,320	(9)	720,706
	2021		370,833	—		387,346	78,741	29,490		866,410
	2020		355,000	—		153,550	194,876	31,121		734,547
(1)The amounts in these columns represent the aggregate grant date fair value of stock awards granted to the NEO in the applicable fiscal year under our 2017 Long-Term Incentive Plan (the “2017 LTIP”) and computed in accordance with FASB ASC Topic 718. See Notes 2 & 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 23, 2022 for a discussion of all assumptions that we made in determining the grant date fair values of such awards. In accordance with SEC rules, the grant date fair value of any award subject to a performance condition is based on the probable outcome of the performance conditions. In fiscal year 2022, each NEO was granted service-based RSUs and Messrs. Fife, Cooley, Aure and Rose and Ms. Neufeld were granted performance-based RSUs, as described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above. The grant date fair value of the performance-based RSUs included in the “stock awards” column above assumes the RSUs will become eligible to vest at 100% of their target level, which we determined was the probable outcome for the awards at the time of grant. The grant date fair value of the performance-based RSUs granted in fiscal year 2022 assuming achievement at the maximum level of 200% is as follows: Mr. Fife - $936,610, Mr. Cooley - $280,984, Mr. Aure - $321,750, Ms. Neufeld - $159,222 and Mr. Rose - $346,550.
(2)The amounts in this column reflect cash bonus awards earned by the NEOs under one of our cash incentive plans.
(3)Reflects reimbursements Mr. Fife received for travel, including $17,371 in travel by his companion, $11,015 in health insurance benefits, and $8,107 in 401(k) matching contributions.
(4)Reflects reimbursements Mr. Aure received including $11,172 in health insurance benefits and $6,562 in 401(k) matching contributions.
(5)Reflects a signing bonus paid to Ms. Boyster upon hire.
(6)Reflects reimbursements Ms. Boyster received including $7,240 in health insurance benefits, $4,125 in 401(k) matching contributions, and $44,254 in moving expenses.
(7)Reflects reimbursements Mr. Cooley received for travel, including $2,260 in travel by his companion, $17,263 in health insurance benefits and $6,975 in 401(k) matching contributions.
(8)Reflects reimbursements Ms. Neufeld received for travel, including $4,281 in travel by her companion, $11,273 in health insurance benefits, and $7,894 in 401(k) matching contributions.
(9)Reflects reimbursements Mr. Rose received for travel, including $5,870 in travel by his companion, $11,483 in health insurance benefits, $5,842 in 401(k) matching contributions and $78,125 in severance paid to Mr. Rose.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal year 2022 in proportion to the total compensation reported for each NEO for the fiscal year ranged from 30% in the case of Mr. Aure to 65% in the case of Ms. Neufeld.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal year 2022. Non-equity incentive plan awards are provided under our FY2022 Annual Incentive Plan, or AIP. Equity incentive awards are provided under our 2017 LTIP. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long-Term Incentive Plan.”

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target (#)	Threshold (#)	Target (#)	Maximum (#)
Steven R. Fife	RSU	8/12/2021	—	—	—	—	—	64,683	468,305
	PRSU	8/12/2021	—	—	32,342	64,683	129,366	—	468,305
	AIP	n/a	5,845	350,000	—	—	—	—	—
Carl Aure	RSU	11/12/2021	—	—	—	—	—	35,000	250,250
	RSU	11/12/2021	—	—	—	—	—	22,500	160,875
	PRSU	11/12/2021	—	—	11,250	22,500	45,000	—	160,875
	AIP	n/a	2,923	175,000	—	—	—	—	—
Julie Boyster	RSU	2/17/2022	—	—	—	—	—	30,000	162,300
	AIP	n/a	1,002	60,000	—	—	—	—	—
Matthew Cooley	RSU	8/12/2021	—	—	—	—	—	19,405	140,492
	PRSU	8/12/2021	—	—	9,703	19,405	38,810	—	140,492
	AIP	n/a	2,070	124,000	—	—	—	—	—
Alissa Neufeld	RSU	8/12/2021	—	—	—	—	—	10,996	79,611
	PRSU	8/12/2021	—	—	5,498	10,996	21,992	—	79,611
	AIP	n/a	2,138	128,000	—	—	—	—	—
Justin Rose	RSU	8/12/2021	—	—	—	—	—	23,933	173,275
	PRSU	8/12/2021	—	—	11,967	23,933	47,866	—	173,275
	AIP	n/a	2,296	137,500	—	—	—	—	—
(1)“AIP” denotes that the award was made pursuant to our FY 2022 Annual Incentive Plan. “RSU” denotes an award of restricted stock units that was made pursuant to our 2017 LTIP. “PRSU” denotes an award of performance restricted stock units that was made pursuant to our 2017 LTIP.
(2)The annual incentive plan (AIP) is a cash incentive plan that pays awards for performance. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plans” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the lowest payout possible under the AIP, which would have been attributable to achievement at the minimum level of one scorecard metric. The amounts reported in the Target column reflect the at-target potential payout if our scorecard, revenue, Adjusted EBITDA and ESG social metric for the fiscal year were at target. The revenue component of the FY2022 Annual Incentive Plan has a maximum payout of 200% of target; however, there is no maximum payout with respect to the Adjusted EBITDA component, and as a result, no maximum is included in the table above with respect to the FY2022 Annual Incentive Plan. Our FY2022 Annual Incentive Plan is discussed in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Short-Term Incentive Plans." Target bonus amounts for each NEO are based on a percentage of the NEO’s base salary at the end of the fiscal year.
(3)Each of our NEOs except Ms. Boyster due to her start date with us, were granted PRSUs, the vesting of which is related to our fiscal year 2022 revenue growth, as discussed in greater detail in “Compensation Discussion and Analysis-Part II-Compensation Components-Long-Term Incentive Plan.” The number of PRSUs reflected in the table above as the “threshold,” “target” and “maximum” amounts represent the number of PRSUs that will be eligible to vest if, following the performance period, the NEO achieves the service-based component of the PRSU award.
(4)The amounts in this column reflect the aggregate grant date fair value of stock awards granted to the NEO computed in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above. For the PRSUs, the grant date fair value assumes such PRSUs will vest at 100%, which we determined was the probable outcome for the awards at the time of grant. The grant date fair value of the PRSUs assuming achievement at the maximum level (200%) is set forth in footnote 1 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning all stock options, restricted stock units ("RSUs") and performance-based restricted stock units (“PRSUs”) held by our NEOs as of June 30, 2022. Mr. Rose did not have any outstanding equity awards as of June 30, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Steven R. Fife	44,000	—	(2)	4.44	2/2/2028	—		—
	—	—		—	—	1,291	(3)	5,616
	—	—		—	—	659	(4)	2,867
	—	—		—	—	6,515	(5)	28,340
	—	—		—	—	12,500	(6)	54,375
	—	—		—	—	64,683	(7)	281,371
Carl Aure	—	—		—	—	22,500	(7)	97,875
	—	—		—	—	35,000	(8)	152,250
Julie Boyster	—	—		—	—	30,000	(9)	130,500
Matthew Cooley	—	—		—	—	20,000	(10)	87,000
	—	—		—	—	19,405	(7)	84,412
Alissa Neufeld	—	—		—	—	20,000	(11)	87,000
	—	—		—	__	10,996	(7)	47,833
(1)Computed in accordance with SEC rules as the number of unvested RSUs multiplied by the closing market price of our common stock at the end of the 2022 fiscal year, which was $4.35 on June 30, 2022 (the last business day of the 2021 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.
(2)These options were granted on February 2, 2018 and are fully vested.
(3)These RSUs were granted to Mr. Fife on December 5, 2019. 5/12th of the RSUs vested on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject toMr. Fife's continued service through each such date.
(4)These PRSUs were granted to Mr. Fife on December 5, 2019. The number of PRSUs eligible to vest was originally subject to our achievement of the specified revenue target for fiscal year 2020, with the number of PRSUs in the table above reflecting actual achievement at 50.99% of the target level. 5/12th of the PRSUs vested on the one-year anniversary of the date of grant, with quarterly vesting thereafter, subject to Mr. Fife’s continued service through each such date.
(5)These RSUs were granted to Mr. Fife on August 28, 2020. 1/3rd of the RSUs vested on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to his continued service through each such date.
(6)These RSUs were granted to Mr. Fife when he was appointed as Interim CEO on September 3, 2020. 1/3rd of the RSUs vest on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to his continued service through each such date.
(7)These RSUs were granted to Messrs. Fife, Cooley, Rose and Ms. Neufeld on August 12, 2021 and Mr. Aure on November 12, 2021. 1/3rd of the RSUs vested on the one year anniversary of the date of grant, with quarterly vesting thereafter, subject to their continued service through each such date.
(8)These RSUs were granted to Mr. Aure when he was hired as Chief Financial Officer on October 24, 2021. The RSUs vest in equal annual installments over 3 years commencing on the date of the grant subject to his continued service through each such date.
(9)These RSUs were granted to Ms. Boyster when she joined the company on January 3, 2022. The RSUs vest in equal annual installments over 3 years, commencing on the date of grant, subject to her continued service through each such date.

(10)These RSUs were granted to Mr. Cooley when he joined the company on May 24, 2021. The RSUs vest in equal annual installments over 3 years, commencing on the date of grant, subject to her continued service through each such date.
(11)These RSUs were granted to Ms. Neufeld when she joined the company on April 26, 2021. The RSUs vest in equal annual installments over 3 years, commencing on the date of grant, subject to her continued service through each such date.
2017 Long Term Incentive Plan
In December 2016, our board of directors adopted our 2017 Long-Term Incentive Plan, or 2017 LTIP. The 2017 LTIP replaced the 2010 Long Term Incentive Plan, or 2010 LTIP, for the grant of equity-based awards to our NEOs and other employees. The 2017 LTIP was approved by our stockholders in February 2017. The 2017 LTIP permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
The 2017 LTIP as initially adopted reserved a maximum of 1,125,000 shares to be issued thereunder. 650,000 shares were immediately available to be issued on February 16, 2017, following the approval of the plan by our stockholders. Up to an additional 475,000 shares were eligible to become available for issuance under the 2017 LTIP, which consist of shares available for grant under the 2010 LTIP that were not issued or subject to outstanding awards plus shares subject to awards previously granted under the 2010 LTIP if they expire or lapse unexercised or are subsequently forfeited to or repurchased by us.
In February 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 425,000 to 1,550,000.
In November 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares of our common stock that are available for issuance under the 2017 LTIP by 715,000 to 2,265,000.
In November 2020, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 650,000 to 2,915,000.
As of June 30, 2022, there were awards outstanding, net of awards expired, for an aggregate of 71,500 shares of our common stock under the 2017 LTIP.
2010 Long Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our stockholders in November 2010. The 2010 LTIP replaced the 2007 Long Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 485,715 to 985,715. Our stockholders approved that amendment in January 2012.
In November 2014, our stockholders approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 514,286 to 1,500,001.
Following the adoption of our 2017 LTIP, no further awards will be granted pursuant to the 2010 LTIP. As of June 30, 2022, there were awards outstanding, net of awards expired, under our 2010 LTIP for an aggregate of 20,472 shares of our common stock.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon the vesting of restricted stock awards and restricted stock units during the fiscal year ended June 30, 2022. None of our NEOs exercised any stock options during fiscal year 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven R. Fife	38,905	267,176
Carl Aure	—	—
Julie Boyster	—	—
Matthew Cooley	10,000	38,200
Alissa Neufeld	10,000	40,400
Justin Rose	14,588	105,744
(1)Value realized upon vesting of stock awards was determined by multiplying the number of shares that vested by the fair market value of our common stock on the vesting date.

PENSION BENEFITS
We do not maintain any defined benefit pension plans.

NON-QUALIFIED DEFERRED COMPENSATION
We do not maintain any non-qualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2022, each of Messrs. Fife, Aure, and Cooley, and Mses. Boyster and Neufeld were eligible to receive contractually provided severance benefits under the terms of their respective key executive benefit package agreements. See “Employment and Severance Agreements,” below, for a description of the severance benefits each such NEO is eligible to receive.
Upon retirement or separation from service for reasons that do not trigger the contractually provided severance benefits under the terms of their key executive benefit package agreements, our NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
Additionally, pursuant to the change in control policy approved by our board of directors in February 2019, our NEOs are eligible to receive the following vesting acceleration upon a change in control of our company and a termination of the NEO’s employment within 12 months thereafter either by us or our successor without cause or upon the NEO’s resignation for good reason: (1) with respect to awards with service-based vesting, 100% vesting acceleration, and (2) with respect to awards with performance-based vesting conditions, vesting acceleration with achievement of the performance conditions deemed at the greater of the target level or the actual level of achievement, measured as of either the end of the applicable performance period or the effective date of the change in control, as applicable.
The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:
•NEO’s rate of base salary as of June 30, 2022;
•Cash severance as provided under the NEO’s key executive benefit package agreement in effect as of June 30, 2022;
•Change in control occurring on June 30, 2022;

•Termination of the NEO’s employment occurring on June 30, 2022;
•A price per share of $4.35, which was the closing price of our common stock on June 30, 2022, the final trading day of fiscal year 2022; and
•Performance-based awards measured at actual level of achievement for fiscal year 2022, which was 0%.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a Change in Control ($)(2)
Steven R. Fife
Base salary continuation	250,000	250,000
Acceleration of vesting of equity awards	—	372,568
Total	250,000	622,568
Carl Aure
Base salary continuation	175,000	175,000
Acceleration of vesting of equity awards	—	250,125
Total	175,000	425,125
Julie Boyster
Base salary continuation	150,000	150,000
Acceleration of vesting of equity awards	—	130,500
Total	150,000	280,500
Matthew Cooley
Base salary continuation	155,000	155,000
Acceleration of vesting of equity awards	—	134,833
Total	155,000	289,833
Alissa Neufeld
Base salary continuation	160,000	160,000
Acceleration of vesting of equity awards	—	134,833
Total	160,000	294,833
Justin Rose (3)
Base salary continuation	—	—
Acceleration of vesting of equity awards	—	—
Total
(1)For purposes of this table, an involuntary termination consists of our termination of their respective employment without cause or their resignation for good reason.
(2)For purposes of this table, an involuntary termination within 12 months after a change in control consists of our termination of their respective employment without cause or their resignation for good reason.
(3)Employment was terminated prior to June 30, 2022. Severance benefits were received as described below in the NEO's separation agreement.
Employment and Severance Agreements
Steven R. Fife
Pursuant to Mr. Fife’s Key Executive Benefits Agreement, if we terminate Mr. Fife's employment without “cause” or if he resigns for “good reason,” which includes customary triggers, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Fife executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to his accrued pay, he will be entitled to payments equal in the aggregate to six months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 6-month period following the date of termination of employment.

Additionally, if, within 12 months after the occurrence of an event constituting a change in control, Mr. Fife's employment terminates without cause or if Mr. Fife resigns for good reason, then we will pay him severance payments equal to 6 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Fife will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all PRSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.
Mr. Cooley, Mr. Aure, Ms. Boyster and Ms. Neufeld
The key executive benefit package agreements with Messrs. Aure, and Cooley and Mses. Boyster and Neufeld provide that their employment with us is at-will and either we or the NEO can terminate the NEO’s employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of the key executive benefit package agreement. These agreements provided that, if we terminate their employment without cause, the NEO will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as the NEO executes and does not revoke the separation agreement, and remains in full compliance with its terms, he or she will be entitled to payments equal in the aggregate to six months of the NEO’s then annualized base salary. These severance payments will be paid in substantially equal monthly installments over the six-month period following the date of termination of employment.
Mr. Rose
Mr. Rose's employment with the Company was terminated involuntarily on March 7, 2022 and he executed a separation agreement that provided, among other things, a release of all claims against us and a covenant not to sue us. Mr. Rose was entitled to payments equal in the aggregate to six months of his then annualized base salary paid in substantially equal monthly installments over a 6-month period following the date of termination of employment. All unvested equity awards were forfeited by Mr. Rose upon termination of employment.
Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.
For our fiscal year ended June 30, 2022:
•The median of the annual total compensation of all employees (other than our CEO) was $85,372; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table for fiscal year 2022 and included elsewhere in this Proxy Statement, was $1,525,604.
Based on this information the ratio of the annual total compensation of Mr. Fife to the median of the annual total compensation of our employees was 18:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
As there were no changes in our employee population or employee compensation arrangements in fiscal year 2022 that we believe would significantly impact the required pay ratio disclosure, we used the same employee identified in our prior year proxy statement. To identify the median of the annual compensation of our employees, we reviewed the total fiscal year income, including company-paid benefits, of our global employees as of June 30, 2022 for the period from July 1, 2021 through June 30, 2022. As of June 30, 2022, we had 259 employees, including 187 employees in in the United States, 31 in Japan, and 41 were based in Australia, China, Hong Kong, Mexico, Netherlands, Philippines, Singapore, Taiwan and Thailand. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio. The median employee identified above is a coordinator in our marketing department located in the United States.
We believe the methodology, assumptions and estimates described above to be reasonable given the specific employee population. Companies are permitted under SEC rules to exercise flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in our industry or otherwise.

DIRECTOR COMPENSATION
Compensation for our non-employee directors consists of (i) monthly retainers for Board service and for service as chairman of our board of directors and the chair of one of the standing Board committees and (ii) annual equity awards. The monthly retainers consist of the following:
•$6,000 for service as the chairman of our board of directors
•$5,500 for service as the chair of our audit and compensation committees
•$5,000 for service by all other non-employee directors
In connection with each annual meeting of our stockholders at which a non-employee director is re-elected (for example, on the date of the fiscal year 2023 annual meeting of stockholders) or upon first joining our board of directors (the date of such re-election or the date a new non-employee first joins our board of directors, the “Election Date”) each non-employee director will receive a restricted stock award for a number of shares equal to $75,000 divided by the Stock Price, where the “Stock Price” is equal to the average closing price of our common stock for each of the ten trading days ending the day before the Election Date. Subject to continued service, such restricted stock awards will vest in a single installment on the one-year anniversary of the grant date.
The table below summarizes the compensation we paid to our non-employee directors for fiscal year 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Michael A. Beindorff	66,000	78,514	144,514
Erin Brockovich	60,000	78,514	138,514
Raymond B. Greer	60,000	78,514	138,514
Vinayak R. Hegde (2)	25,000	—	25,000
Cynthia Latham	25,000	61,479	86,479
Darwin K Lewis	66,000	78,514	144,514
Garry Mauro	72,000	78,514	150,514
(1)These amounts represent the grant date fair value of restricted stock awards granted by us during fiscal year 2022, determined in accordance with FASB ASC Topic 718. For the assumptions used in our valuations, see Notes 2 & 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 23, 2022 for a discussion of all assumptions that we made in determining the grant date fair values of its equity awards.
(2)Mr. Hegde resigned from our board of directors, effective November 2021.
The table below summarizes the un-exercised stock options, all of which are fully vested, held by our non-employee directors as of June 30, 2022:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	14,286	—	9.31

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2022 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

(a)	(b)		(c)		(d)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock units (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (#)
All equity compensation plans approved by security holders	426,686	(1)	6.23	(2)	1,345,144	(3)
Equity compensation plans not approved by security holders	—		—		—
(1)Includes 91,972 shares of our common stock that can be issued upon the exercise of outstanding options and 334,714 shares of our common stock that can be issued upon vesting of restricted stock units.
(2)Does not take into account restricted stock units, as those awards have no exercise price.
(3)Includes 208,712 shares of our common stock available under our 2019 Employee Stock Purchase Plan.

AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WSRP, LLC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent accountant's communications with the Audit Committee concerning independence and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, including General Auditing Standards 1301, Communications with Audit Committees.
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2022, and this Proxy Statement, for filing with the SEC.

The Audit Committee

Darwin K. Lewis, Chair
Michael Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference into such filing.
Principal Accountant Fees and Services

WSRP, LLC was engaged to perform audit services for us. Those services consisted of the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, and audit of our employee benefit plan.
The following table presents fees for professional audit services rendered by WSRP, LLC for fiscal years ended June 30, 2022 and 2021:

WSRP, LLC	Fiscal year ended June 30,
	2022	2021
Audit Fees (1)	$248,829	$235,415
Audit-Related Fees	15,000	12,200
Tax Fees	—	—
All Other Fees	—	—
	$263,829	$247,615
(1)     Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2022 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) each Stockholder known to us to be the beneficial owner of 5% or more of outstanding shares of our common stock. As of June 30, 2022, other than those individuals listed on the chart below, no other individuals were known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.
The percentages of beneficial ownership set forth below are based on 12,493,257 shares of our common stock issued and outstanding as of June 30, 2022.

Name of Beneficial Owner (1)	Number of Shares		Percent of Class
Principal Shareholders
Renaissance Technologies, LLC	971,018	(2)	7.77%
Dimensional Fund Advisors LP	271,614		2.17%
Vanguard Group, Inc.	652,366	(3)	5.22%
BlackRock, Inc.	249,547		2.00%
Directors and Named Executive Officers
Michael A. Beindorff	89,394	(4)	*
Erin Brockovich	26,328	(5)	*
Raymond B. Greer	62,854	(6)	*
Cynthia Latham	11,364	(7)
Darwin K. Lewis	64,854	(8)	*
Garry P. Mauro	184,964	(9)	1.48%
Steven R. Fife	168,255	(10)	1.35%
Carl Aure	—		*
Julie Boyster	—		*
Matthew Cooley	6,550		*
Alissa Neufeld	6,540		*
All executive officers and directors (11 persons)	844,101	(11)	6.76%
* Less than one percent.
(1)The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022 with respect to holdings of LifeVantage common stock as of December 31, 2021. The address of the principal place of business for Renaissance Technologies LLC is 800 Third Avenue New York, New York 10022.
(3)Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 with respect to holdings of LifeVantage common stock as of December 31, 2021. Consists of (i) 712,453 shares of common stock held by The Vanguard Group and (ii) 500,965 shares of common stock held by Vanguard Index Funds - Vanguard Total Stock Market Index Fund. The address of the principal place of business for the foregoing entities is 100 Vanguard Blvd. Malvern, PA 19355
(4)Includes 84,312 shares held directly by Mr. Beindorff, 1,501 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, and 326 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr.

Beindorff has the right to acquire or will have the right to acquire within 60 days of June 30, 2022 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.
(5)Consists of 26,328 shares held directly by Ms. Brockovich.
(6)Consists of 62,854 shares held directly by Mr. Greer.
(7)Consists of 11,364 shares held directly by Ms. Latham.
(8)Consists of 64,854 shares held directly by Mr. Lewis.
(9)Includes 184,769 shares directly owned by Mr. Mauro and 195 shares owned by Mr. Mauro in a custodial account for his minor child, which he is deemed to beneficially own.
(10)Includes of 102,494 shares directly owned by Mr. Fife and also includes the following shares which Mr. Fife has the right to acquire or will have the right to acquire within 60 days of June 30, 2022: 44,000 shares at an exercise price of $4.44.
(11)Consists of 653,170 shares directly owned by our executive officers and directors as a group and 58,286 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of June 30, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions, we distributed questionnaires to each of our directors and officers. Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
Since the beginning of the last fiscal year, other than as described below, there has not been any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
Director Independence
The Nasdaq Rules require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that each of Mses. Brockovich, and Latham, and Messrs. Beindorff, Greer, Lewis and Mauro is an “independent director” under NASDAQ Rules.

CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all of our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at https://lifevantage.gcs-web.com/corporate-governance. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2022, we believe that all such reports were filed on a timely basis except that on December 10 2021, Mr. Beindorff, one of our directors, filed a Form 4 one day late to report a sale of shares that took place on December 7, 2021.

HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement, the proxy card and annual report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate Notices and proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a stockholder is receiving multiple copies of the proxy materials, stockholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Investor Relations
3300 Triumph Blvd, Suite 700
Lehi, Utah 84043
(801) 432-9000
Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for our fiscal year ended June 30, 2022, which was filed with the SEC on August 23, 2022, will be made available to stockholders without charge upon written request to LifeVantage Corporation, Attn: Investor Relations, 3300 Triumph Blvd, Suite 700, Lehi, Utah 84043.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
September 30, 2022	/s/ Steven R. Fife
Steven R. Fife
President and Chief Executive Office

ANNEX A
LIFEVANTAGE CORPORATION
2017 LONG-TERM INCENTIVE PLAN
(Adopted on December 6, 2016,
Effective on February 16, 2017 and
Amended on November 16, 2017, January 19, 2018,
September 20, 2018, August 27, 2020 and September 19, 2022)

SECTION 1. INTRODUCTION
The Board adopted the LifeVantage Corporation 2017 Long-Term Incentive Plan on the Adoption Date conditioned upon and subject to obtaining Company stockholder approval. Stockholder approval for the Plan was obtained on February 16, 2017. The Board amended the Plan on November 16, 2017 and January 19, 2018, pursuant to which 425,000 Shares in the aggregate were added to the reserve under the Plan, such that the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) shall be 1,550,000 Shares (the “2017/2018 Amendment”). The 2017/2018 Amendment was approved by the Company’s stockholders on February 2, 2018. On September 20, 2018, the Board further amended the Plan to add 715,000 Shares to the reserve under the Plan and increase the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) from 1,550,000 Shares to 2,265,000 (the “September 2018 Amendment”). The September 2018 Amendment was approved by the Company’s stockholders on November 15, 2018. On August 27, 2020, the Board further amended the Plan to add 650,000 Shares to the reserve under the Plan to increase the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) from 2,265,000 to 2,915,000 (the "August 2020 Amendment"). The August 2020 Amendment was approved by the Company’s stockholders on November 12, 2020. On September 19, 2022, the Board further amended the Plan to (i) add 1,052,000 Shares to the reserve under the Plan to increase the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) from 2,915,000 to 3,967,000, (ii) amend the share recycling provisions set forth in Section 5(b) and (iii) amend the vesting acceleration provisions applicable to Awards upon a Change in Control in Section 12 (the "September 2022 Amendment"). The September 2022 Amendment was approved by the Company’s stockholders on November 10, 2022.
The purposes of the Plan are to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders and thereby promote the financial interests of the Company and its affiliates and enhancement of stockholder return.
The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Non statutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Cash Awards, as well as any other form of equity award consistent with the terms of the Plan.
Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.
SECTION 2. DEFINITIONS
(a) “Adoption Date” means December 6, 2016.
(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.
(c) “Award” means any award, under this Plan, to a Selected Employee of an Option, SAR, Restricted Stock Grant, Stock Unit or to a Covered Employee of any Cash Award.
(d) “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Grant Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
(e) “Board” means the Board of Directors of the Company, as constituted from time to time.

(f) “Cash Award” means an award of a bonus opportunity, under this Plan, to a Covered Employee that (i) is payable in cash, (ii) is not an Option, SAR, Restricted Stock Grant or Stock Unit, (iii) is paid based on achievement of Performance Goal(s) and (iv) may be intended to qualify as performance-based compensation under Code Section 162(m).
(g) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).
(h) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Cause), (i) dishonesty or fraud, (ii) serious willful misconduct, (iii) unauthorized use or disclosure of confidential information or trade secrets, (iv) conviction or confession of a felony, or (v) any other act or omission by a Participant that, in the opinion of the Company, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.
(i) “Change in Control” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Change in Control), the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company's assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, or (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(k)    “Committee” means a committee described in Section 3.
(l)    “Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.
(m)    “Company” means LifeVantage Corporation, a Colorado corporation.
(n)    “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director and who qualifies as a consultant or adviser under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
(o)    “Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).
(p)     “Director” means a member of the Board who is also an Employee.
(q)    “Disability” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(r)    “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.
(s)    “Equity Award” means any Award other than a Cash Award.
(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(u)    “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.
(v)    “Fair Market Value” means the market price of a Share, determined by the Committee as follows:
(i)    If the Shares are traded on a stock exchange (such as the New York Stock Exchange, NYSE MKT, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there are no sales on such date, on the last date preceding such date on which a closing price was reported;
(ii)    If the Shares are traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there are no sales on such date, on the last date preceding such date on which a sale was reported; and
(iii)    If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.
(w)    “Fiscal Year” means the Company’s fiscal year.
(x)    “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
(y)    “Net Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.
(z)    “Non-Employee Director” means a member of the Board who is not an Employee.
(aa)    “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.
(bb)    “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
(cc)    “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.
(dd)    “Optionee” means an individual, estate or other entity that holds an Option.
(ee)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.
(ff)    “Participant” means an individual or estate or other entity that holds an Award.

(gg)    “Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue, including with respect to a particular product, business line, geography or market; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total stockholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) Company advancement milestones. Awards issued to individuals who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) may take into account other (or no) factors.
(hh)    “Performance Period” means any period of time as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(ii)    “Plan” means this LifeVantage Corporation 2017 Long-Term Incentive Plan as it may be amended from time to time.
(jj)    “Prior Equity Compensation Plan Award” means an award outstanding under a Prior Equity Compensation Plan as of the September 2022 Amendment.
(kk)    “Prior Equity Compensation Plans” means the Company’s 2010 Long-Term Incentive Plan (the “2010 Plan”), 2007 Long-Term Incentive Plan (as assumed from Lifeline Therapeutics, Inc., a Colorado corporation) and its predecessor plans and any other Company equity compensation plans.
(ll)    “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).
(mm)    “Restricted Stock Grant” means Shares awarded under the Plan as provided in Section 9.
(nn)    “Restricted Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.
(oo)    “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.
(pp)    “SEC” means the Securities and Exchange Commission.
(qq)    “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
(rr)    “Securities Act” means the Securities Act of 1933, as amended.
(ss)    “Selected Employee” means an Employee, Consultant, Director, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.
(tt)    “Separation From Service” means a Participant’s separation from service with the Company within the meaning provided to such term under Code Section 409A.
(uu)    “Service” means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Service does not terminate if he or she is a common-law employee with respect to the Company, a Parent, a Subsidiary or an Affiliate and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final and binding.
(vv)    “Share” means one share of Common Stock.
(ww)    “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan provided that such approval must occur on or before the first anniversary of the Adoption Date.
(xx)    “Specified Employee” means a Participant who is considered a “specified employee” within the meaning provided to such term under Code Section 409A.
(yy)    “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.
(zz)    “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.
(aaa)    “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.
(bbb)    “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of Stock Units.
(ccc)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.
(ddd)    “Termination Date” means the date on which a Participant’s Service terminates as determined by the Committee.
(eee)    “10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
SECTION 3. ADMINISTRATION
(a)     Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and re-assume all powers and authority previously delegated to the Committee.
To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m) (to the extent such Awards are intended to qualify as performance-based compensation).
The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more Officers, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

The Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Shares are traded.
Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.
(b)    Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:
(i)    determining Selected Employees who are to receive Awards under the Plan;
(ii)    determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;
(iii)    correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;
(iv)    accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)    interpreting the Plan and any Award Agreements;
(vi)    making all other decisions relating to the operation of the Plan; and
(vii)    adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.
The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.
(c)    Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform oversight or administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
SECTION 4. GENERAL
(a)    General Eligibility. Only Employees, Consultants, Directors and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.
(b)    Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.
(c)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d)    Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.
(e)    Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:
(i)    asset write-downs or discontinued operations,
(ii)    litigation or claim judgments or settlements,
(iii)    material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,
(iv)    reorganizations or restructuring programs or divestitures or acquisitions, and/or
(v)    extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.
Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).
(f)    No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11. For the avoidance of doubt, no Award shall allow for the payment of dividends with respect to any portion of the Award that does not vest or as to which applicable vesting or performance conditions are not satisfied.
(g)    Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable):
(i)    if the Service of a Participant is terminated for Cause, then all of the Participant’s Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards);
(ii)    if the Service of Participant is terminated for any reason other than for Cause and other due to the Participant’s death or Disability, then the vested portion of the Participant’s then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of the Participant’s outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards); or

(iii)    if the Service of a Participant is terminated due to the Participant’s death or Disability, the vested portion of the Participant’s then outstanding Options/SARs may be exercised within twelve months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards).
(h)    Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.
(i)    Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.
(j)     Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.
(k)    Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
(l)    Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.
(m)    Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(n)     Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, without the approval of Company stockholders and except as provided in Section 11(a), outstanding Options or SARs may not be re-priced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of Award, (ii) by lowering the Exercise Price of a previously granted Option or SAR or (iii) by replacing a previously granted Option or SAR with a new Option or SAR with a lower Exercise Price.

(o)    Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.
(p)    Governing Law. This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Utah but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Utah to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
(q)    Minimum Vesting Requirement. No Award granted on or after July 1, 2018 shall vest, become exercisable or be settled on a date that is earlier than the first anniversary of the grant date of the Award; provided however that this minimum vesting and exercisability requirement shall not apply (i) to up to 5% of the aggregate number of shares reserved for issuance hereunder, (ii) if Section 12 applies, or (iii) with respect to an Award held by a Participant whose Service terminates as a result of his or her death or disability.
SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS
(a)    Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed the sum of (i) 3,492,000 Shares, (ii) the number of Shares reserved under the 2010 Plan that are not issued or subject to outstanding awards under the 2010 Plan on the Stockholder Approval Date, (iii) any Shares subject to outstanding options or other awards under the 2010 Plan on the Stockholder Approval Date that subsequently expire or lapse unexercised and Shares issued pursuant to awards granted under the 2010 Plan that are outstanding on the Stockholder Approval Date and that are subsequently forfeited to or repurchased by the Company, and (iv) the additional Shares described in Section 5(b); provided, however, that no more than 475,000 Shares, in the aggregate, shall be added to the Plan pursuant to clauses (ii) and (iii). No more than 3,967,000 Shares plus the additional Shares described in Section 5(b) may be issued under the Plan upon the exercise of ISOs.
(b)    Share Re-Use. If Equity Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Equity Awards shall again become available for Equity Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under the Share limits stated in Section 5(a) and the balance shall again become available for Equity Awards under the Plan. If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Equity Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the Share limits set forth in Section 5(a). Any Shares that are delivered and any Equity Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted against the Share limits specified in Sections 5(a) and 5(d). Notwithstanding the foregoing, following the September 2022 Amendment, the following Shares shall not become or again be available for grants of Awards under the Plan: (a) Shares delivered (either by actual delivery or stock attestation) to the Company by a Participant or withheld by the Company to satisfy the applicable exercise price of an Option or Prior Equity Compensation Plan Award that is an option and/or satisfy any applicable tax withholding obligation with respect to an Option or Stock Appreciation Right or Prior Equity Compensation Plan Award that is an option or stock appreciation right (including Shares retained by the Company from the Option or Stock Appreciation Right or Prior Equity Compensation Plan Award that is an option or a stock appreciation right being exercised and/or creating the tax obligation), (b) Shares subject to a Stock Appreciation Right that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right, and (c) Shares purchased on the open market with the cash proceeds from the exercise of Options.
(c)    Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Equity Awards.
(d)    Code Section 162(m) Limits. For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to Awards granted to the Company’s Covered Employees under this Plan, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan.
(i)    Limits on Options. No Selected Employee shall receive Options to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.

(ii)    Limits on SARs. No Selected Employee shall receive Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iii)     Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iv)    Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(v)    Limit on Total Amount of All Equity Awards. Notwithstanding anything to the contrary contained herein, no Selected Employee shall receive Equity Awards during any Fiscal Year in excess of the aggregate amount of 600,000 Shares, whether such Equity Awards are in the form of Options, SARs, Restricted Stock Grants and/or Stock Units.
(vi)    Increased Limits for First Year of Employment. The numerical limits expressed in the foregoing subparts (i) through (iv) shall in each case be increased to 600,000 Shares with respect to Equity Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.
(vii)    Dollar Limit for Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Selected Employee with respect to any individual Fiscal Year is $5,000,000.
SECTION 6. TERMS AND CONDITIONS OF OPTIONS
(a)    Stock Option Agreement. Each Award of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.
(b)    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and is subject to adjustment of such number in accordance with Section 11.
(c)    Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of outstanding options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO Awards to 10-Percent Stockholders) on the date of Award.
(d)    Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Award (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Stockholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.
(e)    Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, in accordance with Section 4(n), the Committee may not Re-Price outstanding Options without approval from the Company's stockholders, except as provided in Section 11(a). No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.
(f)    Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PAYMENT FOR OPTION SHARES
(a)    General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:
(i)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.
(ii)    In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.
(b)    Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.
(c)    Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.
(d)     Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.
(e)    Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.
SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
(a)    SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
(b)    Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.
(c)    Exercise Price. Each SAR Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of outstanding stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Award.
(d)    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Award. No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR may be included in an ISO only at the time of Award but may be included in an NSO at the time of Award or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)    Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)    Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, in accordance with Section 4(n), the Committee may not Re-Price outstanding SARs without approval from the Company's stockholders, except as provided in Section 11(a). No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.
(g)    Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
SECTION 9. TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS
(a)    Restricted Stock Grant Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.
(b)    Number of Shares and Payment. Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.
(c)    Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.
(d)    Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders; provided however that any dividends attributed to Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends relate; and provided further that this sentence is subject to the final sentence of Section 4(f). Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.
(e)    Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.
(f)    Assignment or Transfer of Restricted Stock Grants. Except as provided in Section 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).
SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS
(a)    Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
(b)    Number of Shares and Payment. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(c)    Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach, provided that this sentence is subject to the final sentence of Section 4(f).
(e)    Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.
(f)    Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).
(g)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.
(h)    Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
SECTION 11. ADJUSTMENTS
(a)    Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:
(i)    the number and kind of securities available for Equity Awards (and which can be issued as ISOs) under Section 5;
(ii)    the Share limits on Equity Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);
(iii)    the number and kind of securities covered by each outstanding Equity Award;
(iv)    the Exercise Price under each outstanding SAR and Option, and the repurchase price, if any, applicable to the unvested portion of Restricted Stock Grants; and
(v)    the number and kind of outstanding securities issued under the Plan.
(b)    Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant’s Equity Award covers additional or different shares of stock or securities, then such additional or different shares and the Equity Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Equity Award and the Shares subject to the Equity Award prior to such adjustment.

(c)    Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 12. EFFECT OF A CHANGE IN CONTROL
(a)    Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for their cancellation with or without consideration, in all cases without the consent of the Participant.
(b)    Acceleration. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 12(a), (1) with respect to outstanding Awards subject to service-based vesting conditions, 100% of the unvested portion of such Awards shall accelerate and vest immediately upon the Change in Control, and (2) with respect to outstanding Awards subject to performance-based vesting conditions, such Awards shall accelerate and vest upon the Change in Control with respect to the portion of the Award determined based on the greater of (A) target level applicable to the Award or (B) the actual level of achievement measured as of either the end of the applicable Performance Period (if the Performance Period ends prior to the Change in Control but actual performance has not yet been determined) or the effective date of the Change in Control (if the Change in Control occurs prior to the end of the Performance Period), as applicable. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein for Equity Awards intrinsic value equals the difference between the market value of a Share and any per Share exercise price).
SECTION 13. LIMITATIONS ON RIGHTS
(a)    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).
(b)    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Equity Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(c)    Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.
(d)    Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.
SECTION 14. TAXES.
(a)    General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)    Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.
Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Equity Award through a sale of Shares underlying the Equity Award or, in the case of Options, through Net Exercise or Cashless Exercise.
SECTION 15. DURATION AND AMENDMENTS
(a)    Term of the Plan. The Plan was originally effective on the Adoption Date and was amended on November 16, 2017, January 19, 2018, September 20, 2018, August 27, 2020 and September 19, 2022. In any event, the Plan shall terminate no later than on the day before the tenth anniversary of the Adoption Date. The Plan may be terminated by the Board on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.
(b)    Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.
SECTION 16. EXECUTION
To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

LIFEVANTAGE CORPORATION
/s/ Steven R. Fife
By: Steven R. Fife
Title: President and Chief Executive Officer

LifeVantage.

LifeVantage Corporation
3300 N. TRIUMPH BLVD., SUITE 700
LEHI, UTAH 84043

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D90733-P79077

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LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

Nominees	For	Against	Abstain
1a. Mr. Michael A. Beindorff	☐	☐	☐
1b. Ms. Erin Brockovich	☐	☐	☐
1c. Mr. Steven R. Fife	☐	☐	☐
1d. Mr. Raymond B. Greer	☐	☐	☐
1e. Ms. Cynthia Latham	☐	☐	☐
1f. Mr. Darwin K. Lewis	☐	☐	☐
1g. Mr. Garry Mauro	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D90734-P79077

LifeVantage Corporation
Annual Meeting of Stockholders
November 10, 2022 1:00 PM, MST
This proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Steven R. Fife and Alissa Neufeld or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the stockholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders to be held at 1:00 PM, MST on November 10, 2022, at 3300 N. Triumph Blvd., Suite 700, Lehi, Utah 84043, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side